UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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HANESBRANDS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 East Hanes Mill Road
Winston-Salem, North Carolina 27105

March 10, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation, which is being held on Tuesday, April 22, 2008, at 1:00 p.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019.

At this year’s Annual Meeting, you will be asked to (i) elect nine directors, (ii) to consider and vote upon the approval of the Hanesbrands Inc. Omnibus Incentive Plan of 2006, (iii) to consider and vote upon the approval of the Hanesbrands Inc. Performance-Based Annual Incentive Plan, (iv) ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for 2008, and (v) transact such other business as may properly come before the meeting.

We are taking advantage of the new Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. We believe that this new “e-proxy” process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On March 10, 2008, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our 2008 Proxy Statement and Annual Report and authorize a proxy to vote our shares online. The Proxy Statement and the Notice of Annual Meeting and Internet Availability contain instructions on how you can receive a paper or e-mail copy of the Proxy Statement and Annual Report.

If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can authorize a proxy by telephone or over the Internet as described in the enclosed materials.

We appreciate your continued support and interest in Hanesbrands.

Sincerely yours,

Lee A. Chaden
Chairman of the Board of Directors

HANESBRANDS INC.

NOTICE OF THE 2008
ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Hanesbrands Inc. will be held on Tuesday, April 22, 2008, at 1:00 p.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019 for the following purposes:

1. to elect nine directors;

2. to consider and vote upon the approval of the Hanesbrands Inc. Omnibus Incentive Plan of 2006;

3. to consider and vote upon the approval of the Hanesbrands Inc. Performance-Based Annual Incentive Plan;

4. to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year; and

5. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 15, 2008 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Joia M. Johnson
Executive Vice President, General Counsel and
  Corporate Secretary

March 10, 2008
Winston-Salem, North Carolina

ADMISSION TO THE 2008 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hanesbrands common stock as of the close of business on February 15, 2008 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Hanesbrands shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Hanesbrands shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket.

•	If your Hanesbrands shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares in person at the Annual Meeting, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hanesbrands common stock on February 15, 2008.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

HANESBRANDS INC.
1000 EAST HANES MILL ROAD
WINSTON-SALEM, NORTH CAROLINA 27105

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 2008

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?

You have received these proxy materials because the Board of Directors of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), is soliciting your proxy to vote your shares at the Annual Meeting and at any postponement or adjournment of the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Will I receive a printed copy of this Proxy Statement?

As permitted by rules recently adopted by the Securities and Exchange Commission, we are delivering our Proxy Statement and Annual Report to stockholders via the Internet. On March 10, 2008, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote your shares online or by telephone. You will not receive a printed copy of the Proxy Statement or Annual Report in the mail unless you request a printed copy. You may request a printed or e-mail copy of the Proxy Statement and Annual Report by following the instructions included in the Notice of Annual Meeting and Internet Availability.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on April 22, 2008 at 1:00 p.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact our Investor Relations department at (336) 519-3501.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon proposals:

1. to elect nine directors;

2. to approve the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Incentive Plan”);

3. to approve the Hanesbrands Inc. Performance-Based Annual Incentive Plan (the “AIP”);

4. to ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2008 fiscal year; and

5. to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of Hanesbrands at the close of business on February 15, 2008 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of Hanesbrands common stock (“Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

•	held directly in your name as the stockholder of record;

•	held for you in an account with a broker, bank or other nominee;

•	represented by your interest in the Hanesbrands stock fund in the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”), the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (the “Puerto Rico Salaried 401(k) Plan”) or the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (the “Puerto Rico Hourly 401(k) Plan” and together with the 401(k) Plan and the Puerto Rico Salaried 401(k) Plan, the “401(k) Plans”); and

•	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (the “Employee Stock Purchase Plan”).

On the Record Date there were 95,321,253 Shares outstanding and entitled to vote at the Annual Meeting and there were 45,347 record holders of Shares. The Shares are the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?

Only stockholders who owned Shares as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket.

•	If your Shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares in person at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your Shares at the Annual Meeting, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned Shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting; or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the presiding officer.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. This means that the nine nominees who receive the highest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions or withheld votes will have no effect. If a nominee who is serving as a director is not elected at the Annual Meeting, under Maryland law the director would continue to serve on the Board of Directors as a “holdover director” until the director’s successor is elected and qualified.

Approval of each of the Omnibus Incentive Plan and the AIP requires “FOR” votes from a majority of the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy.

Ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm requires “FOR” votes from a majority of the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2008 is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of independent registered public accounting firm so long after the beginning of the current year, the appointment for 2008 will stand, unless the Audit Committee finds other good reason for making a change.

What are broker non-votes?

If you have Shares that are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the election of directors and the ratification of an independent registered public accounting firm). For non-routine matters, however, the broker may NOT vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote. The approval of the AIP and approval of the Omnibus Incentive Plan are non-routine matters.

How are abstentions, withheld votes and broker non-votes counted?

Shares not voted due to withheld votes, abstentions or broker non-votes with respect to the election of a director, the approval of the Omnibus Incentive Plan, the approval of the AIP or the ratification of the appointment of the independent registered public accounting firm will be counted as neither votes for nor votes against approval and will not have any effect on the outcome of such matters.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Mail:  If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

Internet:  By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card.

Telephone:  By calling toll-free 1-800-690-6903 and following the instructions on the proxy card.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card.

Each Share represented by a properly completed written proxy or properly completed or authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for director, FOR the approval of the Omnibus Incentive Plan, FOR the approval of the AIP, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for 2008, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

If you participate in one of the 401(k) Plans and have contributions invested in the Hanesbrands stock fund in that 401(k) Plan, you will receive a voting authorization form, which will serve as voting instructions for the trustee of the 401(k) Plan in which you participate. You must return your voting authorization form to Broadridge Financial Solutions, Inc. (“Broadridge”) on or prior to April 17, 2008. If your voting authorization form is not received by Broadridge by that date or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan in which you participate will vote Shares attributable to your investment in the Hanesbrands stock fund in that 401(k) Plan in the same proportion as other Shares held in that Hanesbrands stock fund with respect to which that trustee received timely instructions.

If you participate in the Employee Stock Purchase Plan, you will receive a voting authorization form, which will serve as voting instructions for the administrator of the Employee Stock Purchase Plan. Shares will be voted only at the direction of participants in the Employee Stock Purchase Plan. You must return your voting authorization form to Broadridge on or prior to April 17, 2008. If your voting authorization form is not received by Broadridge by that date or if you sign and return your proxy card without instructions marked in the boxes, your Shares will not be voted.

How can I revoke a previously submitted proxy?

You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone, or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one Notice of Annual Meeting and Internet Availability?

If you receive more than one Notice of Annual Meeting and Internet Availability, it means your Shares are not all registered in the same way (for example, some are in your name and others are jointly with a spouse) and are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should return all proxy cards that you receive.

Information Regarding Tabulation of the Vote

Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders shall be confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, or (2) in the event a proxy solicitation in opposition to the election of the Board is filed with the Securities and Exchange Commission. Representatives of Broadridge will tabulate votes and act as Inspectors of Election at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees, FOR the approval of the Omnibus Incentive Plan, FOR the approval of the AIP and FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for 2008.

CORPORATE GOVERNANCE INFORMATION

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance and cover topics including, but not limited to, Board and committee composition, director qualifications and director responsibilities. The Governance and Nominating Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Corporate Governance Guidelines.

Composition of the Board

Our directors are elected at the annual meeting of stockholders and will serve until our next annual meeting of stockholders. Our Board currently has ten members: Lee A. Chaden, Harry A. Cockrell, Charles W. Coker, Bobby J. Griffin, James C. Johnson, Jessica T. Mathews, J. Patrick Mulcahy, Richard A. Noll, Alice M. Peterson and Andrew J. Schindler. Eight of the ten members of our Board, Mr. Cockrell, Mr. Coker, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Ms. Peterson and Mr. Schindler, are independent under New York Stock Exchange listing standards. Mr. Noll is our Chief Executive Officer, and Mr. Chaden is not considered an independent director because he served as our Executive Chairman until December 29, 2007. The nine directors other than Mr. Noll are currently non-management directors.

The Board has determined to decrease the size of the Board from ten to nine members effective on the date of the Annual Meeting and, therefore, only nine directors will be elected at the Annual Meeting.

The Board, after considering the recommendation of the Governance and Nominating Committee, annually will select one independent director to serve as the Presiding Director. Mr. Coker is currently the Presiding Director, and the Board has selected Mr. Coker to continue to serve as the Presiding Director for a term beginning after the completion of the Annual Meeting. To encourage all independent directors to at some time serve as the Presiding Director, no independent director will serve more than two consecutive one-year terms as Presiding Director.

Board Meetings and Committees

In 2007, our Board met five times and held regularly scheduled executive sessions without management, presided over by the Presiding Director. In addition to those meetings, directors attended meetings of individual Board committees. For our incumbent Board as a whole, attendance in 2007 at Board meetings was 100%, and attendance at committee meetings was over 98%. Our Corporate Governance Guidelines provide that, except in extenuating circumstances, each director will be expected to attend all meetings of the Board and of committees to which he or she is appointed, and all annual meetings of stockholders.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Below is a list of Committee memberships, which is followed by a description of each committee of the Board. The nine directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described below immediately following the Annual Meeting, and the chairs of the committees will also remain the same.

Committee Membership
(as of February 15, 2008)

Governance and
	Audit		Compensation		Nominating
	Committee		Committee		Committee

Harry A. Cockrell			•		•
Charles W. Coker			•	*	•
Bobby J. Griffin	•
James C. Johnson			•		•	*
Jessica T. Mathews	•
J. Patrick Mulcahy	•
Alice M. Peterson	•	*
Andrew J. Schindler			•		•

*	Chair of the Committee

Audit Committee

The Audit Committee currently is comprised of Mr. Griffin, Ms. Mathews, Mr. Mulcahy and Ms. Peterson; Ms. Peterson is its chair. Each of the members of our Audit Committee is financially literate, as required under applicable New York Stock Exchange listing standards. In addition, the Board has determined that each of Ms. Peterson and Mr. Mulcahy possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission, and is independent, as required by the New York Stock Exchange and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee is responsible for assisting the Board in fulfilling the oversight of:

•	the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

•	our compliance with legal and regulatory financial disclosure requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee is also responsible for preparing a report that is to be included in our proxy statement relating to the annual meeting of stockholders or annual report filed on Form 10-K with the Securities and Exchange Commission. In addition, the Audit Committee is responsible for reviewing and discussing our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommending, based on its review, that the Board include the annual financial statements in our annual report on Form 10-K.

Compensation Committee

The Compensation Committee currently is comprised of Mr. Cockrell, Mr. Coker, Mr. Johnson and Mr. Schindler, with Mr. Coker serving as its chair. The Compensation Committee is responsible for assisting the Board in discharging its responsibilities relating to the compensation of our executives and the Chief Executive Officer performance evaluation process, and for preparing a report on executive compensation that is to be included in our proxy statement relating to the annual meeting of stockholders.

The Compensation Committee is also responsible for:

•	reviewing and approving the total compensation and benefits philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation and benefits practices in relation to those of our peer group;

•	with respect to our executive officers, reviewing and approving the base salaries, salary ranges and the salary increase program pursuant to our executive salary administration program, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;

•	recommending changes in non-employee director compensation to the Board; and

•	reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans.

Governance and Nominating Committee

The Governance and Nominating Committee currently is comprised of Mr. Cockrell, Mr. Coker, Mr. Johnson and Mr. Schindler; Mr. Johnson is its chair. The Governance and Nominating Committee is responsible for:

•	identifying individuals qualified to serve on the Board, consistent with criteria approved by the Board, and recommending that the Board select a slate of director nominees for election by stockholders at the annual meeting of stockholders;

•	evaluating and recommending to the Board a set of corporate governance policies and principles to be applicable to Hanesbrands, and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate;

•	reviewing conflicts of interest and related person transactions, waivers of our related persons transactions policy, and Board and committee independence; and

•	overseeing an annual evaluation of the Board and of itself.

Director Independence Determinations

In order to assist our Board in making the independence determinations required by the New York Stock Exchange listing standards, the Board has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are included as Appendix A to this Proxy Statement and are also available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” Eight of the ten current members of our Board, Mr. Cockrell, Mr. Coker, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Ms. Peterson and Mr. Schindler, are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. In determining Board independence, the Board did not discuss, and was not aware of any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that the Audit Committee be composed of at least three members, all of whom must be independent directors who meet the requirements of the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. Each of the members of our Audit Committee is an independent director under the New York Stock Exchange listing standards and meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent directors who meet the requirements of the New York Stock Exchange listing standards, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder. Each of the members of our Compensation Committee is an independent director under the New York Stock Exchange listing standards, a non-employee director within the meaning Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent directors who meet the requirements of the New York Stock Exchange listing standards. Each of the members of our Governance and Nominating Committee is an independent director under the New York Stock Exchange listing standards.

Related Person Transactions

Our Board has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” The phrase “related person transaction” refers to any financial transaction, arrangement or relationship in which we or any of our subsidiaries is a participant and in which any director, nominee for director, or executive officer, or any of their immediate family members, has a direct or indirect material interest.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review, approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board, another standing committee, or to an ad hoc committee of the Board comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

•	the business purpose of the transaction;

•	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and

•	whether such a transaction would violate any provisions of our Global Business Standards.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

There were no related person transactions, or series of similar transactions, involving us and our directors or executive officers to report in this Proxy Statement.

Communication with the Board

Stockholders and other interested parties may send written communications directly to our Board or to specified individual directors, including our Presiding Director or any of our non-management directors, by sending such communications to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Such communications will be reviewed by our legal department and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board meeting; or

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting; or

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting; or

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Governance and Nominating Committee or discussed at the next scheduled Governance and Nominating Committee meeting; or

•	if they relate to the operations of Hanesbrands, forwarded to the appropriate officers of Hanesbrands, and the response or other handling of such communications reported to the Board at the next scheduled Board meeting.

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. In evaluating potential director candidates, the Committee seeks to present candidates to the Board who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the Board. The Governance and Nominating Committee considers the qualifications listed in Hanesbrands’ Corporate Governance Guidelines, which include:

•	personal and professional ethics and integrity;

•	diversity among the existing Board members, including racial and ethnic background and gender;

•	specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to Hanesbrands’ global activities;

•	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

•	professional and personal accomplishments, including involvement in civic and charitable activities;

•	educational background; and

•	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. The Governance and Nominating Committee has not received any stockholder recommendations for Board nominees for the Annual Meeting. Stockholders who want to nominate a director for consideration at next year’s annual meeting should refer to the procedures described in “Stockholder Proposals for Next Annual Meeting” on Page 52.

Code of Ethics

Our Global Business Standards, which serve as our code of ethics, apply to all directors and officers and other employees of our company and its subsidiaries. Any waiver of applicable requirements in the Global Business Standards that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller)

or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any waiver of the Global Business Standards will be disclosed on our corporate Web site, www.hanesbrands.com, on the “Investors” page, or in a Current Report on Form 8-K.

Copies of Our Corporate Governance Documents

Copies of our corporate governance documents, including the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Business Practices and other corporate governance information are available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” You may obtain printed copies of these documents by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

Audit Committee Matters

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

Each of the members of our Audit Committee, which was established in accordance with Section 3(a)(58) of the Exchange Act, meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee assists the Board in oversight of the integrity of Hanesbrands’ financial statements, financial reporting process and systems of internal accounting and financial controls, Hanesbrands’ compliance with legal and regulatory financial disclosure requirements, the independent auditors’ qualifications and independence, and the performance of Hanesbrands’ internal audit function and independent auditors. The Audit Committee operates under a written charter, a copy of which is available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended December 29, 2007, is responsible for expressing opinions on the conformity of Hanesbrands’ audited financial statements with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the fiscal year ended December 29, 2007, management’s assessment of the effectiveness of Hanesbrands’ internal control over financial reporting and PricewaterhouseCoopers’ evaluation of Hanesbrands’ internal control over financial reporting. The Audit Committee met 11 times (including telephone meetings) during the fiscal year ended December 29, 2007. The Audit Committee has discussed with PricewaterhouseCoopers the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Audit Committee has discussed various matters with PricewaterhouseCoopers related to Hanesbrands’ financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between PricewaterhouseCoopers and management. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees” and has discussed with PricewaterhouseCoopers its independence from Hanesbrands and its management. In addition, the Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee understands the need for PricewaterhouseCoopers to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 29, 2007 be included in our Annual Report on Form 10-K for 2007 and selected PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

By the members of the
Audit Committee consisting of:

Alice M. Peterson (Chair)
Bobby J. Griffin
Jessica T. Mathews
J. Patrick Mulcahy

Auditor Fees and Services

The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal year ended December 29, 2007, the six months ended December 30, 2006 and the fiscal year ended July 1, 2006:

	Fiscal Year Ended	Six Months Ended	Fiscal Year Ended
	December 29, 2007	December 30, 2006	July 1, 2006

Audit fees	$2,611,939	$2,675,600	$3,832,255
Audit-related fees	81,636	—	—
Tax fees	135,616	16,200	—
All other fees	—	—	—

Total fees	$2,829,191	$2,691,800	$3,832,255

In the above table, in accordance with applicable Securities and Exchange Commission rules, “Audit fees” include fees billed for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K or Transition Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and for the fiscal year ended December 29, 2007, the audit of our internal control over financial reporting.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal year ended December 29, 2007 and the six months ended December 30, 2006, these fees relate to social security audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards.

“Tax fees” for the fiscal year ended December 29, 2007 and the six months ended December 30, 2006 include consultation and compliance services for domestic and certain foreign jurisdictions.

For the fiscal year ended July 1, 2006, audit fees of $3,519,193 billed directly to and paid by Sara Lee Corporation (“Sara Lee”) in connection with our spin off from Sara Lee are not included in the above table. These fees relate to professional services for the audit of our Combined and Consolidated Financial Statements included in our Registration Statement on Form 10.

Pre-Approval of Audit Services

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to Hanesbrands since our spin off from Sara Lee were pre-approved by the Audit Committee.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Under our charter, each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. Set forth below is information as of February 15, 2008, regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.

No family relationship exists between any nominee for director or executive officer. To the best of our knowledge, there are no pending material legal proceedings to which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past five years.

Our Corporate Governance Guidelines provide that no director may stand for re-election to the Board after he or she has reached the age of 72, but the Governance and Nominating Committee may extend the retirement age of an individual director for up to two periods of one year each. The Governance and Nominating Committee has extended the retirement age of Mr. Coker for a period of one year.

Lee A. Chaden	Mr. Chaden, 65, has served as a member of the Board since our formation in September 2005 and as non-executive Chairman of the Board since December 2007. From April 2006 until December 2007, Mr. Chaden also served as our Executive Chairman. From May 2003 until the completion of the spin off in September 2006, he also served as an Executive Vice President of Sara Lee. From May 2004 until April 2006, Mr. Chaden served as Chief Executive Officer of Sara Lee Branded Apparel. He has also served at the Sara Lee corporate level as Executive Vice President — Global Marketing and Sales from May 2003 to May 2004 and Senior Vice President — Human Resources from 2001 to May 2003. Mr. Chaden joined Sara Lee in 1991 as President of the U.S. and Westfar divisions of Playtex Apparel, Inc., which Sara Lee acquired that year. While employed by Sara Lee, Mr. Chaden also served as President and Chief Executive Officer of Sara Lee Intimates, Vice President of Sara Lee Corporation, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Branded Apparel — Europe. Mr. Chaden currently serves on the Board of Directors of Stora Enso Corporation and will continue to serve until Stora Enso’s annual general meeting on March 26, 2008. Mr. Chaden will join the Board of Directors of R.R. Donnelley & Sons Company on April 2, 2008.

Charles W. Coker	Mr. Coker, 74, has served as a member of our Board since the completion of the spin off in September 2006. Mr. Coker served as Chairman of the Board of Sonoco Products Company from 1990 to May 2005. Mr. Coker also served as Chief Executive Officer of Sonoco Products from 1990 to 1998, as President from 1970 to 1990, and was reappointed President from 1994 to 1996, while maintaining the title and responsibility of Chairman and Chief Executive Officer.

Bobby J. Griffin	Mr. Griffin, 59, has served as a member of our Board since the completion of the spin off in September 2006. From March 2005 to March 2007, Mr. Griffin served as President, International Operations of Ryder System, Inc. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003.

James C. Johnson	Mr. Johnson, 55, has served as a member of our Board since the completion of the spin off in September 2006. Mr. Johnson has served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company since August 2007. From July 2004 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, and continued to serve as Corporate Secretary until December 2007. Prior to July 2004, Mr. Johnson served in various positions with The Boeing Company beginning in 1998, including as Senior Vice President, Corporate Secretary and Assistant General Counsel from September 2002 until a management reorganization in July 2004 and as Vice President, Corporate Secretary and Assistant General Counsel from July 2001 until September 2002. Mr. Johnson currently serves on the board of directors of Ameren Corporation.

Jessica T. Mathews	Ms. Mathews, 61, has served as a member of our Board since October 2006. She has been serving as president of the Carnegie Endowment for International Peace since 1997. She was a senior fellow at the Council on Foreign Relations from 1993 to 1997, and in 1993 also served in the United States Department of State as deputy to the Undersecretary of State for Global Affairs. From 1982 to 1993, she was founding vice president and director of research of the World Resources Institute, a center for policy research on environmental and natural-resource management issues. She served on the editorial board of the Washington Post from 1980 to 1982. From 1977 to 1979, Ms. Mathews was director of the Office of Global Issues of the National Security Council. Ms. Mathews is a member of the Council on Foreign Relations and the Trilateral Commission and serves as a trustee of numerous nonprofit organizations.

J. Patrick Mulcahy	Mr. Mulcahy, 64, has served as a member of our Board since the completion of the spin off in September 2006. From January 2007 to the present, Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc., and from January 2005 to January 2007, as its Vice Chairman. From 2000 to January 2005, Mr. Mulcahy served as Chief Executive Officer of Energizer Holdings, Inc. From 1967 to 2000, Mr. Mulcahy served in a number of management positions with Ralston Purina Company, including as Co-Chief Executive Officer from 1997 to 1999. In addition to serving on the board of directors of Energizer Holdings, Inc., Mr. Mulcahy also currently serves on the board of directors of Solutia Inc. and Ralcorp Holdings, Inc.

Richard A. Noll	Mr. Noll, 50, has served as our Chief Executive Officer since April 2006 and a director since our formation in September 2005. From December 2002 until the completion of the spin off in September 2006, he also served as a Senior Vice President of

Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of the Sara Lee Bakery Group from July 2002 to July 2003. From July 2001 to July 2002, Mr. Noll was Chief Executive Officer of Sara Lee Legwear, Sara Lee Direct and Sara Lee Mexico. Mr. Noll joined Sara Lee in 1992 and held a number of management positions with increasing responsibilities while employed by Sara Lee.

Alice M. Peterson	Ms. Peterson, 55, has served as a member of our Board since August 2006. Ms. Peterson is President of Syrus Global, a provider of ethics and compliance solutions. Ms. Peterson served as a director of TBC Corporation, a marketer of private branded replacement tires, from July 2005 to November 2005, when it was acquired by Sumitomo Corporation of America. From 1998 to August 2004, she served as a director of Fleming Companies. From December 2000 to December 2001, Ms. Peterson served as president and general manager of RIM Finance, LLC, a wholly owned subsidiary of Research In Motion, Ltd., the maker of the BlackBerrytm handheld device. She previously served in executive positions at Sears, Kraft Foods Inc. and Pepisco, Inc. Ms. Peterson is a director of Williams Partners GP LLC, which is the general partner of Williams Partners L.P.

Andrew J. Schindler	Mr. Schindler, 63, has served as a member of our Board since the completion of the spin off in September 2006. From 1974 to 2005, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., including Chairman of Reynolds America Inc. from December 2004 to December 2005 and Chairman and Chief Executive Officer from 1999 to 2004. Mr. Schindler currently serves on the board of directors of Krispy Kreme Doughnuts, Inc. and ConAgra Foods, Inc.

The Board unanimously recommends a vote FOR election of these nominees.

Proposal 2 — Approval of the Hanesbrands Inc. Omnibus Incentive Plan of 2006

At the Annual Meeting, our stockholders will be asked to approve the Hanesbrands Inc. Omnibus Incentive Plan of 2006, or the “Omnibus Incentive Plan.” We previously adopted the Omnibus Incentive Plan, and the Board has recommended it for stockholder approval. Stockholder approval of the Omnibus Incentive Plan is being sought solely to qualify certain awards granted under the Omnibus Incentive Plan as performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code. No additional shares are being requested under the Omnibus Incentive Plan at this time.

The following is a summary of the Omnibus Incentive Plan, which is qualified in its entirety by reference to the Omnibus Incentive Plan, a copy of which is attached as Appendix B.

Material Features of the Omnibus Incentive Plan

Introduction/Purpose.  The Omnibus Incentive Plan permits the issuance of long-term incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Omnibus Incentive Plan is designed to promote these interests by providing such individuals with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. Awards under the Omnibus Incentive Plan may be made in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, stock awards, cash awards, performance shares and performance cash awards. Benefits, if any, payable under the Omnibus Incentive Plan for 2008 and future years are dependent on the actions of the Compensation Committee and are therefore not determinable at this time. During 2007, the only types of grants awarded to our executive officers were stock options and time-vested restricted stock units. Additional details regarding the awards made pursuant to the Omnibus Incentive Plan during the fiscal year ended December 29, 2007 are discussed below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Eligible Participants.  Eligible participants include all executive officers and each other employee of Hanesbrands who has been selected to participate in the Omnibus Incentive Plan as well as non-employee directors, and in 2007 consisted of approximately 140 employees and all eight of our current non-employee directors.

Shares Available for Issuance.  The aggregate number of shares of our common stock that may be issued under the Omnibus Incentive Plan will not exceed 13,105,000 (subject to the adjustment provisions discussed below).

Types of Awards.  The following types of awards may be made pursuant to the Omnibus Incentive Plan:

•	Stock Options. The Compensation Committee will be authorized to grant stock options which may be either incentive stock options or nonqualified stock options. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option. The term of a stock option cannot exceed ten years. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire. Payment for shares purchased upon exercise of a stock option must be made in full at the time of exercise. The repricing of options without stockholder approval is prohibited under the Omnibus Incentive Plan.

•	Stock Appreciation Rights. The Compensation Committee will have the authority to grant stock appreciation rights, or “SARs,” and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to us an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (1) the fair market value of our common stock on the date of exercise of the right over (2) the fair market value of our common stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. The Compensation Committee also may, in its discretion, substitute SARs which can be settled only in common stock for outstanding stock options at any time. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the stock option that it replaces and the term of the substitute SAR shall not exceed the term of the stock option that it replaces. The repricing of SARs without stockholder approval is prohibited under the Omnibus Incentive Plan.

•	Restricted Stock, Restricted Stock Units and Deferred Stock Units. Restricted stock consists of shares that we transfer or sell to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units, or “RSUs,” confer the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time or other restrictions or conditions. Deferred stock units, or “DSUs,” are a vested right to receive shares in lieu of other compensation at termination of employment or a specific future date. The Compensation Committee will be authorized to determine the eligible participants to whom, and the time or times at which, grants of restricted stock, RSUs or DSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. The Compensation Committee also may provide that RSUs or DSUs may be settled in cash rather than in our shares.

•	Stock Awards. The Compensation Committee may award shares of our common stock to participants without payment for such shares, as additional compensation for service to us. Stock awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the

Compensation Committee determines to be appropriate. An outright grant of stock will only be made in exchange for cash compensation already earned by a participant.

•	Cash Awards. A cash award consists of a monetary payment made by us to a participant as additional compensation for his or her services to us. A cash award may be made in tandem with another award or may be made independently of any other award. Cash awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Compensation Committee determines to be appropriate.

•	Performance Shares. A participant who is granted performance shares has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Compensation Committee. The award of performance shares to a participant will not create any rights in such participant as our stockholder until the issuance of common stock with respect to an award.

•	Performance Cash Awards. A participant who is granted performance cash awards has the right to receive a payment in cash upon the attainment of performance goals specified by the Compensation Committee. The Compensation Committee may substitute shares of our common stock for the cash payment otherwise required to be made pursuant to a performance cash award.

Performance Goals.  Awards of restricted stock, RSUs, DSUs, performance stock, performance cash awards and other incentives under the Omnibus Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total stockholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Any performance criteria selected by the Compensation Committee may be used to measure our performance as a whole or the performance of any of our business units and may be measured relative to a peer group or index. In addition:

•	No performance cash award in excess of $5 million may be paid to any participant in any single year. If an award in excess of that amount is earned in any year, it will be deferred pursuant to the terms of any deferred compensation plan then in effect until it is deductible by us or until after the participant terminates employment with us.

•	No participant may receive in any calendar year awards relating to more than 2,000,000 shares of our common stock.

•	The Compensation Committee will be prohibited from increasing the amount of any award subject to one or more performance goals upon the attainment of the goals specified in the award, but the Compensation Committee will have discretion to decrease the amount of the award.

The Compensation Committee may make retroactive adjustments to, and employees, including named executive officers, would be required to reimburse us for, any cash or equity-based incentive compensation paid to employees where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, if as a result of the restatement it is determined that the employees otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the employees’ misconduct. While the foregoing decision is made in the discretion of the Compensation Committee, the Omnibus Incentive Plan provides that Hanesbrands shall, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the view of the Compensation Committee the named executive officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.

The Compensation Committee may make retroactive adjustments and seek reimbursement for any Omnibus Incentive Plan payment previously paid to a participating employee where a participating employee breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Hanesbrands and the employee.

Administration.  The Omnibus Incentive Plan is administered by the Compensation Committee. Each member of the Compensation Committee is an “outside director” within the meaning of Internal Revenue Code Section 162(m). The Compensation Committee will approve the aggregate awards and the individual awards for executive officers and non-employee directors. The Compensation Committee may delegate some of its authority under the Omnibus Incentive Plan to one or more of our officers to approve awards for other employees. The Compensation Committee has the authority to interpret the Omnibus Incentive Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Omnibus Incentive Plan. The determinations of the Compensation Committee pursuant to its authority under the Omnibus Incentive Plan shall be conclusive and binding.

Amendment and Termination.  Our Board or the Compensation Committee will have the right and power to amend or terminate the Omnibus Incentive Plan; however, neither the Board nor the Compensation Committee may amend the Omnibus Incentive Plan in a manner which would reduce the amount of an existing award without the holder’s consent. However, the Compensation Committee will have the right to unilaterally amend or terminate an award to comply with changes in law. In addition, stockholder approval will be obtained for any amendment to the Omnibus Incentive Plan if required by law or listing rules. No award may be made under the Omnibus Incentive Plan more than 10 years after its adoption by the Board.

Change in Control.  Except as otherwise determined by the Compensation Committee at the time of the grant of an award, the treatment of outstanding awards upon the occurrence of a change in control after the spin off shall be as described below. For purposes of the Omnibus Incentive Plan, the term “Change in Control” means one or more of the following events: (1) the acquisition, directly or indirectly, of our securities representing at least 20% of the combined voting power of our outstanding securities (other than by any of our employee benefit plans); (2) the consummation of certain mergers and consolidations involving us; (3) the consummation of the sale or other disposition of all or substantially all of our assets; (4) the approval of a plan of complete liquidation or dissolution by our stockholders; and (5) a change in the majority of our Board.

•	Stock Options and SARs. Upon the occurrence of a Change in Control, each stock option and SAR outstanding on the date on which the Change in Control occurs will immediately become vested and exercisable in full in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the stock options or SARs.

•	Restricted Stock and Restricted Stock Units. Upon the occurrence of a Change in Control, the restrictions on all shares of restricted stock and RSUs outstanding on the date on which the Change in Control occurs will automatically lapse. With regard to RSUs, shares of common stock will be delivered to the participant as determined in accordance with the terms and conditions in the applicable grant, award or agreement relating to RSUs.

•	Performance Shares. Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding performance shares will be deemed to have been attained at target levels, and shares of our common stock or cash will be paid to the participant as determined in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the performance shares.

•	Performance Cash Awards. Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding performance cash awards will be deemed to have been attained at target levels, and the cash (or shares of our common stock) will be paid to the participant as determined in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the performance cash awards.

•	Other Stock or Cash Awards. Upon the occurrence of a Change in Control, any terms and conditions with respect to other stock or cash awards previously granted under the Omnibus Incentive Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the participants, as determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such awards.

Adjustments.  If there is any change affecting our common stock by reason of any stock split, stock dividend, spin off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for awards, the maximum number of shares which may be subject to an award in any calendar year and the number of shares subject to outstanding awards, and the price of such shares, as applicable, will be equitably adjusted by the Compensation Committee in its discretion. The Compensation Committee also shall have the right to substitute stock options or other awards denominated in the shares of another company for awards outstanding at the time of any such transaction.

Substitution and Assumption of Awards.  Without affecting the number of shares reserved or available under the Omnibus Incentive Plan, either the Board or the Compensation Committee may authorize the issuance of awards in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Reusage.  If a stock option granted under the Omnibus Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised or if restricted stock, RSUs, performance shares or SARs granted under the Omnibus Incentive Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such awards will again be available for use under the Omnibus Incentive Plan. The number of shares which are transferred to us by a participant or withheld by us to pay the exercise or purchase price of an award or to pay withholding taxes in connection with the exercise or payment of an award will not be counted as used. Shares covered by an award granted under the Omnibus Incentive Plan that is settled in cash will not be counted as used.

Certain Federal Income Tax Consequences.

There are no income tax consequences for us or the option holder upon the grant of either an incentive stock option or a nonqualified stock option. When a nonqualified stock option is exercised, the option holder will recognize ordinary income equal to the excess of fair market value of all the shares of stock for which the option is exercised on the date of exercise over the aggregate exercise price, and we are entitled to a corresponding deduction. When an incentive stock option is exercised, the option holder does not recognize income and we are not entitled to a deduction. In the event of a “disqualifying disposition” by the option holder (i.e., the option holder does not hold the stock long enough to qualify under Internal Revenue Service rules), we are entitled to a deduction equal to the compensation income recognized by the option holder. Stock options can qualify as performance-based compensation exempt from the $1 million deduction limit of Internal Revenue Code Section 162(m) if certain requirements (including stockholder approval of the plan) are satisfied.

When a SAR is granted, there are no income tax consequences for us or the recipient. When a SAR is exercised, we are entitled to a deduction equal to the compensation recognized by the participant. SARs can qualify as performance-based compensation exempt from the $1 million deduction limit of Internal Revenue Code Section 162(m) if certain requirements (including stockholder approval of the plan) are satisfied.

Subject to the limitations of Internal Revenue Code Section 162(m), we are entitled to a deduction equal to the compensation recognized by a participant in connection with the vesting of restricted stock, or upon the participant’s earlier election to include the restricted stock in income pursuant to Section 83(b) of the Internal Revenue Code, as the case may be. Unless the awards are subject to performance goals as described above, they do not qualify as performance-based compensation exempt from the $1 million deduction limit of Internal Revenue Code Section 162(m).

With respect to other awards granted under the Omnibus Incentive Plan, we will be entitled to a deduction equal to the compensation recognized by a participant upon the delivery of shares or payment of cash in satisfaction of any award. Unless the awards are subject to performance goals as described above, they do not qualify as performance-based compensation exempt from the $1 million deduction limit of Internal Revenue Code Section 162(m).

As stated above, the Omnibus Incentive Plan is being submitted for stockholder approval at the Annual Meeting solely so that payments under the Omnibus Incentive Plan can qualify for deductibility by Hanesbrands under Internal Revenue Code Section 162(m). However, stockholder approval of the Omnibus Incentive Plan is only one of several requirements under Internal Revenue Code Section 162(m) that must be satisfied for amounts payable under the Omnibus Incentive Plan to qualify for the performance-based compensation exemption under Internal Revenue Code Section 162(m), and approval of the Omnibus Incentive Plan by stockholders should not be viewed as a guarantee that all amounts paid under the Omnibus Incentive Plan will, in practice, be deductible by Hanesbrands.

The foregoing is only a summary of the effect of federal income taxation upon employees and Hanesbrands with respect to amounts paid pursuant to the Omnibus Incentive Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

The Board unanimously recommends a vote FOR approval of the Omnibus Incentive Plan.

Proposal 3 — Approval of the Hanesbrands Inc. Performance-Based Annual Incentive Plan

At the Annual Meeting, our stockholders will be asked to approve the Hanesbrands Inc. Performance-Based Annual Incentive Plan, or the “AIP”. We previously adopted the AIP, and the Board has recommended it for stockholder approval. Pursuant to its terms, the AIP will terminate if it is not approved by our stockholders. Stockholder approval of the AIP is being sought to ensure that any bonuses we pay qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Awards made under the AIP to our named executive officers in 2007 are reported in the Summary Compensation Table appearing below and are discussed in the Compensation Discussion and Analysis section below. Amounts, if any, payable under the AIP for 2008 and future years are dependent on performance and are therefore not determinable at this time. No additional advance approval of the AIP will be required for purposes of Internal Revenue Code Section 162(m) unless the Compensation Committee changes the material terms of the AIP.

The following is a summary of the AIP, which is qualified in its entirety by reference to the AIP, a copy of which is attached as Appendix C.

Material Features of the AIP

Purpose.  The purpose of the AIP is to motivate performance and to advance the interests of Hanesbrands by linking a portion of the annual compensation paid to participants to the achievement of financial objectives and key performance indicators, while contributing to increased long-term stockholder value. The AIP provides annual bonuses designed to satisfy the conditions for performance-based compensation under Internal Revenue Code Section 162(m) that qualifies for an exemption from Section 162(m)’s $1 million limit on deductible compensation.

Eligible Participants.  Eligible participants include all executive officers and each other employee of Hanesbrands who has been selected to participate in the AIP, and in 2007 consisted of approximately 960 employees.

Incentive Pool.  Under the AIP, the Compensation Committee will grant annual incentive award opportunities to key employees of Hanesbrands. Each annual incentive award will be paid out of an incentive pool established for a performance period. Typically, the performance period will be our fiscal year. The incentive pool will equal 3.0% of Hanesbrands’ operating income for the performance period. Our operating income is our operating income for the applicable performance period as reported in our income statement and as adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes.

Individual Awards.  Within 90 days of the start of a performance period, the Compensation Committee will allocate a percentage of the incentive pool to participants that the Compensation Committee believes may be subject to the limitations of Section 162(m). In no event may more than 40% of the total pool for a performance period be allocated to any one participant. A participant’s allocation of the incentive pool is the maximum potential award for Internal Revenue Code purposes. Awards made under the AIP to our named executive officers in 2007 were below the maximum potential awards, and are reported in the Summary Compensation Table appearing below and discussed in the Compensation Discussion and Analysis section below. The actual award attributable to any performance period may be reduced before payment as discussed in the next paragraph.

Award Payment and Reduction.  At the end of each performance period, each named executive officer’s incentive award will be certified by the Compensation Committee based on the employee’s allocated portion of the incentive pool and the attainment of specified performance measures. The Compensation Committee may reduce (but in no event may increase) the amount payable to any executive officer based upon financial and non-financial goals established by the Compensation Committee discussed in the Compensation Discussion and Analysis section below.

Payment of any award shall be made in cash (or in stock or stock-based awards under the Omnibus Incentive Plan). Employees also may elect to defer payments pursuant to the terms of any deferred compensation plan then in effect.

The Compensation Committee may make retroactive adjustments to, and employees, including named executive officers, would be required to reimburse us for, any cash or equity-based incentive compensation paid to employees where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, if as a result of the restatement it is determined that the employees otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the employees’ misconduct. While the foregoing decision is made in the discretion of the Compensation Committee, the AIP provides that Hanesbrands shall, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the view of the Compensation Committee the named executive officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.

The Compensation Committee may make retroactive adjustments and seek reimbursement for any AIP payment previously paid to a participating employee where a participating employee breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Hanesbrands and the employee.

Administration.  The AIP is administered by the Compensation Committee. Each member of the Compensation Committee is an “outside director” within the meaning of Internal Revenue Code Section 162(m). The Compensation Committee has the authority to interpret the AIP, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the AIP. The determinations of the Compensation Committee pursuant to its authority under the AIP shall be conclusive and binding.

Amendment and Termination.  The Compensation Committee, subject to the approval of the Board where required, may alter, amend, suspend or terminate the AIP at any time, but any amendment to the AIP shall be approved by our stockholders if approval is necessary for annual bonuses to continue qualifying as performance-based compensation under Internal Revenue Code Section 162(m).

Certain Federal Income Tax Consequences

All amounts paid pursuant to the AIP constitute taxable income to the employee when received. If a participant elects to defer a portion of the award, the participant may be entitled to defer the recognition of income. Generally, and subject to Internal Revenue Code Section 162(m), we will be entitled to a federal income tax deduction when amounts paid under the AIP are included in employee income. Subject to stockholder approval of the AIP, the failure of any aspect of the AIP to satisfy Internal Revenue Code Section 162(m) shall not void any action taken by the Compensation Committee under the AIP.

As stated above, the AIP is being submitted for stockholder approval at the Annual Meeting so that payments under the AIP can qualify for deductibility by Hanesbrands under Internal Revenue Code Section 162(m). However, stockholder approval of the AIP is only one of several requirements under Internal Revenue Code Section 162(m) that must be satisfied for amounts payable under the AIP to qualify for the performance-based compensation exemption under Internal Revenue Code Section 162(m), and approval of the AIP by stockholders should not be viewed as a guarantee that all amounts paid under the AIP will in practice be deductible by Hanesbrands.

The foregoing is only a summary of the effect of federal income taxation upon employees and Hanesbrands with respect to amounts paid pursuant to the AIP. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

The Board unanimously recommends a vote FOR approval of the AIP.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for our 2008 fiscal year. While not required by law, the Board is asking the stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2008 is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of independent registered public accounting firm so long after the beginning of the current year, the appointment for 2008 will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers was first appointed as our independent registered public accounting firm for our fiscal year ended July 1, 2006. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to the Audit Committee Report on page 10 and the Auditor Fees and Services disclosure on page 11.

The Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of February 15, 2008 regarding beneficial ownership by (1) each person who is known by us to beneficially own more than 5% of our common stock, (2) each director, director nominee and executive officer and (3) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

	Beneficial
	Ownership of Our
Name and Address of Beneficial Owner	Common Stock(1)	Percentage of Class

Capital Research and Management Company (2)	12,446,060	13.1%
Richard A. Noll (3)	413,531	*
E. Lee Wyatt Jr. (3)	133,303	*
Gerald W. Evans Jr. (3)(4)	144,742	*
Joia M. Johnson	28,574	*
Kevin D. Hall	65,801	*
Joan P. McReynolds	62,091	*
William J. Nictakis	8,921	*
Kevin W. Oliver (3)(5)	67,037	*
W. Howard Upchurch, Jr. (3)	60,376	*
Lee A. Chaden (3)	102,374	*
Harry A. Cockrell	—	*
Charles W. Coker (6)	20,662	*
Bobby J. Griffin	10,684	*
James C. Johnson	—	*
Jessica T. Mathews	—	*
J. Patrick Mulcahy	10,000	*
Alice M. Peterson	—	*
Andrew J. Schindler	—	*
All directors and executive officers as a group (18 persons)	1,128,096	1.2%

*	Less than 1%.

(1)	Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of February 15, 2008 as follows:

Number of
Name	Options

Richard A. Noll	399,336
E. Lee Wyatt Jr.	86,527
Gerald W. Evans Jr.	129,627
Joia M. Johnson	24,376
Kevin D. Hall	36,137
Joan P. McReynolds	54,912
Kevin W. Oliver	57,119
W. Howard Upchurch, Jr.	54,954
Lee A. Chaden	87,095
Bobby J. Griffin	10,684
All directors and executive officers as a group	940,767

No restricted stock units held by any director or executive officer will vest within 60 days of February 15, 2008. No shares have been pledged as security by any of our directors or executive officers.

(2)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 2 filed February 12, 2008 to the Schedule 13G jointly filed by Capital Group International, Inc. (“CGI”) and Capital Guardian Trust Company (“CGT”) with the Securities and Exchange Commission. By virtue of Rule 13d-3 under the Exchange Act, CGI may be deemed to beneficially own 12,446,060 shares of our common stock. CGT, a bank as defined in Section 3(a)(6) of the Exchange Act, is deemed to be the beneficial owner of 9,912,740 shares of our common stock as a result of its serving as the investment manager of various institutional accounts. CGI’s and CGT’s address is 11100 Santa Monica Blvd., Los Angeles, CA 90025.

(3)	Includes ownership through interests in the 401(k) Plan.

(4)	Mr. Evans owns one share of common stock of one of our subsidiaries, HBI Manufacturing (Thailand) Ltd., which represents less than one percent of the outstanding equity interests in that entity.

(5)	Includes 150 shares of our common stock owned by Mr. Oliver’s son, with respect to which Mr. Oliver disclaims beneficial ownership.

(6)	Includes 16,902 shares of our common stock owned by Mr. Coker’s spouse, with respect to which Mr. Coker disclaims beneficial ownership.

DIRECTOR COMPENSATION

Annual Compensation

In 2007, we compensated each non-employee director for service on our board of directors as follows:

•	an annual cash retainer of $70,000, paid in quarterly installments;

•	an additional annual cash retainer of $10,000 for the chair of the Audit Committee (currently, Ms. Peterson), $5,000 for the chair of the Compensation Committee (currently, Mr. Coker) and $5,000 for the chair of the Governance and Nominating Committee (currently, Mr. Johnson); these amounts will be increased to $15,000, $10,000 and $10,000, respectively, beginning in 2008;

•	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (currently, Mr. Griffin, Ms. Mathews and Mr. Mulcahy);

•	an annual grant of $95,000 in restricted stock units; this amount will be increased to $110,000 beginning in 2008; and

•	reimbursement of customary expenses for attending board, committee and stockholder meetings.

The Chairman of the Board of Directors (Mr. Chaden) will receive an additional cash retainer of $320,000 in 2008.

Directors who are also our employees receive no additional compensation for serving as a director.

The following table summarizes the compensation paid to the non-employee directors for the fiscal year ended December 29, 2007.

Director Compensation — 2007

							Change in
							Pension Value
							and Nonqualified
	Fees Earned		Stock	Option		Non-Equity	Deferred
	or Paid		Awards	Awards		Incentive Plan	Compensation	All Other
Name	in Cash ($)(1)		($)(2)(3)	($)(2)		Compensation ($)	Earnings ($)(4)	Compensation ($)	Total ($)

Alice M. Peterson	80,000		110,914	—		—	—	—	190,914
Charles W. Coker	75,000		110,914	—		—	—	—	185,914
James C. Johnson	75,000		110,914	—		—	—	—	185,914
J. Patrick Mulcahy	75,000		110,914	—		—	—	—	185,914
Harry A. Cockrell	70,000		110,914	—		—	—	—	180,914
Andrew J. Schindler	70,000		110,914	—		—	—	—	180,914
Bobby J. Griffin	—	(5)	110,914	67,193	(5)	—	—	—	178,107
Jessica T. Mathews	73,750	(6)	85,113	—		—	—	—	158,863

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, or the “Director Deferred Compensation Plan.”

(2)	The dollar values shown reflect the compensation cost of the awards, before reflecting forfeitures, over the requisite service period, as described in FAS 123R. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(3)	The grant date fair value of the stock award to each director was $95,004. The aggregate number of restricted stock units held by each non-employee director as of December 29, 2007 was 3,785.

(4)	Our non-employee directors may defer all (and prior to December 31, 2007, could defer a portion) of their annual retainer and any additional cash retainers for committee service into the Director Deferred Compensation Plan. In addition, any equity awards to non-employee directors that in accordance with their terms are deferred at vesting into the Director Deferred Compensation Plan. The Director Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(5)	In lieu of receiving his annual cash retainer of $75,000, Mr. Griffin elected to receive options to purchase Hanesbrands common stock with an aggregate value on the grant date, determined based on a Black-Scholes option-pricing model, equal to $75,002. The options vest in four equal installments on May 5, 2007, August 5, 2007, November 5, 2007 and February 5, 2008.

(6)	Ms. Mathews received $3,750 of the $5,000 cash retainer for service on the Audit Committee because she joined the Audit Committee in April 2007.

In January 2008, after reviewing information about the compensation paid to non-employee directors at the Benchmark Companies (this term is defined below), the Compensation Committee determined to increase the amount of the annual equity retainer to $110,000 and to increase the annual retainers paid to the chair of the Audit Committee to $15,000 and to the chairs of the Compensation Committee and the Governance and Nominating Committee to $10,000. We expect that the Compensation Committee will conduct a similar review each year and may alter either the cash or equity portion of director compensation following any such review.

Beginning with the 2008 annual grant, RSUs for non-employee directors will be payable immediately upon vesting in shares of our common stock on a one-for-one basis (rather than being automatically deferred at vesting and becoming payable in stock six months after termination of service on our board of directors). The Compensation Committee considered this change appropriate in light of the stock ownership and retention guidelines (discussed below) which it implemented for the non-employee directors at the same time it implemented these changes in terms of the RSUs.

The table below shows the value of total cash compensation and equity incentive compensation compared to total compensation for each of our non-employee directors for 2008 and 2007. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the “Director Compensation — 2007” table above. This table is not required by Securities and Exchange Commission rules, and we have chosen to include it to help investors better understand how our non-employee directors are compensated. Amounts are estimates and do not necessarily reflect exact amounts that were or will be paid.

Cash and Equity Compensation

							Percentage of	Percentage of
		Cash Compensation			Grant Date		Compensation	Compensation
			Committee		Value of		Represented	Represented
		Annual	or Chair	Total Cash	Equity	Total Value of	by Cash	by Equity
Name	Year	Retainer	Fees	Compensation	Compensation	Compensation	Compensation	Compensation

Alice M. Peterson	2008	$70,000	$15,000	$85,000	$110,000	$195,000	43.6%	56.4%
	2007	70,000	10,000	80,000	95,000	175,000	45.7	54.3
Charles W. Coker	2008	70,000	10,000	80,000	110,000	190,000	42.1	57.9
	2007	70,000	5,000	75,000	95,000	170,000	44.1	55.9
James C. Johnson	2008	70,000	10,000	80,000	110,000	190,000	42.1	57.9
	2007	70,000	5,000	75,000	95,000	170,000	44.1	55.9
J. Patrick Mulcahy	2008	70,000	5,000	75,000	110,000	185,000	40.5	59.5
	2007	70,000	5,000	75,000	95,000	170,000	44.1	55.9
Harry A. Cockrell	2008	—	—	—	—	—	—	—
	2007	70,000	—	70,000	95,000	165,000	42.4	57.6
Andrew J. Schindler	2008	70,000	—	70,000	110,000	180,000	38.9	61.1
	2007	70,000	—	70,000	95,000	165,000	42.4	57.6
Bobby J. Griffin	2008	70,000	5,000	75,000	110,000	185,000	40.5	59.5
	2007	70,000	5,000	75,000	95,000	170,000	44.1	55.9
Jessica T. Mathews	2008	70,000	5,000	75,000	110,000	185,000	40.5	59.5
	2007	70,000	5,000	75,000	95,000	170,000	44.1	55.9
Lee A. Chaden	2008	70,000	320,000	390,000	110,000	500,000	78.0	22.0
	2007	—	—	—	—	—	—	—

Non-Employee Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer all (and prior to December 31, 2007, could defer a portion) of their annual retainer and any additional cash retainers for committee service. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 4.68% for 2007 and will be 3.28% for 2008, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. Any awards of restricted stock or RSUs to non-employee directors that are deferred are deferred under the Director Deferred Compensation Plan. Amounts deferred, plus any dividend equivalents or interest, will be paid in cash or in shares of our common stock, as applicable, with any shares of common stock being issued from the Omnibus Incentive Plan. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death, however neither participants nor their beneficiaries may transfer any right or interest in the Director Deferred Compensation Plan.

Director Share Ownership and Retention Guidelines

We believe that our directors who are not employees of Hanesbrands should have significant ownership of Hanesbrands. Our non-employee directors receive a substantial portion of their compensation in the form of equity-based compensation and also may elect to receive all or a portion of their annual cash retainer and additional cash retainers for committee service in the form of options to purchase our common stock or to defer such amounts under the Director Deferred Compensation Plan and have such deferred amounts deemed invested in a stock equivalent account. To promote such equity ownership and further align the interests of these directors with our stockholders, we have adopted share retention and ownership guidelines for these directors. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer, and may then only dispose of shares in excess of those with that value. In addition to shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met.

Under our insider trading policy, no director or employee of Hanesbrands is permitted to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities. This prohibition is intended to prevent any Hanesbrands director, officer or employee from trading on inside information.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”), who for the fiscal year ended December 29, 2007 are Richard A. Noll, our Chief Executive Officer, E. Lee Wyatt Jr., our Executive Vice President, Chief Financial Officer, Lee. A Chaden, who until his retirement on December 29, 2007 was our Executive Chairman, Gerald W. Evans Jr., who until February 25, 2008 was our Executive Vice President, Chief Supply Chain Officer and effective that date became our President, Global Supply Chain and Asia Business Development, and Kevin W. Oliver, our Executive Vice President, Human Resources. It also contains analysis about how and why significant compensation decisions were made, and places in context the information contained in the tables that follow this discussion. This section is organized as follows:

•	Introduction. This section provides a brief introduction to our Compensation Committee and our compensation consultant and information about the participation of our executives in establishing compensation.

•	Objectives of Our Compensation Program. In this section, we describe our compensation philosophy, our benchmarking activities and information about our compensation policies.

•	Elements of Compensation and Analysis of Compensation Decisions. This section includes a description of the types of compensation payable to our named executive officers both while they are employed by our company and on a post-employment basis, why we have chosen to pay each of these types of compensation and how we determine the specific amounts of compensation payable to our executive officers, including our named executive officers.

•	Share Ownership and Retention Guidelines. This section includes a description of the share ownership and retention guidelines applicable to our named executive officers.

•	Impact of Regulatory Requirements. This section discusses the impact of Section 162(m) of the Internal Revenue Code and other regulatory requirements that impact decisions regarding compensation for our named executive officers.

Introduction

The Compensation Committee is a standing committee of our Board of Directors. It is composed solely of independent directors who have no employment or business connection with Hanesbrands. The Compensation Committee is responsible to our Board, and indirectly to our stockholders, for developing and administering our compensation program for our Chief Executive Officer and other executives. The Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for our executive officers, including our named executive officers, and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. During 2007, after conducting a rigorous search and examining multiple firms, the Compensation Committee selected as its compensation consultant Frederic W. Cook & Co., which had been serving as its executive compensation consultant prior to such search. The Cook firm assists in the development of compensation programs for our executive officers and our non-employee directors by providing information about compensation by the Benchmark Companies (this term is defined below), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices, and corporate governance guidance. The Cook firm does not provide any other services to Hanesbrands, and this independence was an important factor in the Compensation Committee’s selection of the Cook firm.

At the direction of the Compensation Committee, our management has worked with the Cook firm to develop information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of our executive officers, other than the Chief Executive Officer and the Executive Chairman. The Cook firm makes independent recommendations to the Compensation Committee for the compensation of our Chief Executive Officer and our Executive Chairman without the foreknowledge of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers, including our named executive officers, are made solely by the Compensation Committee. Members of management and a representative of the Cook firm attended all but one of the meetings of the Compensation Committee during 2007. The Compensation Committee meets in executive sessions at each of its meetings, and each executive session includes some time when no persons other than the members of the Compensation Committee are present. Members of management and representatives of the Cook firm may be asked to attend portions of an executive session where the Compensation Committee wishes such persons to provide information to the Compensation Committee or where such attendance will otherwise be helpful to the Compensation Committee.

Objectives of our Compensation Programs

We are committed to providing market competitive total compensation packages to attract and motivate talented employees. We believe in pay for performance, and we link total compensation to performance throughout our organization to create the appropriate level of incentives and risks. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of our company. We also seek to align the interests of our executives, including our named executive officers, with our stockholders. The Compensation Committee reviewed our compensation philosophy during 2007 and did not make any changes.

The goal of our compensation programs is to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels, including for our named executive officers, support this goal by:

•	strategically choosing favorable locations and labor markets;

•	linking total compensation to performance to create incentives to perform;

•	ensuring compensation levels and components are actively managed according to the supply and demand of relevant markets; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

To accomplish these goals, we use the following operating principles:

•	adherence to the highest legal and ethical standards;

•	simplicity in design, structure and process;

•	transparency and clarity in communicating our compensation programs; and

•	flexibility in design, process and approach.

Developing Competitive Compensation Packages

As noted above, one objective of our compensation program is to attract and motivate highly qualified and talented employees through compensation packages that are appropriately competitive with compensation packages offered by other companies in the apparel and consumer products industries. To determine what constitutes a “competitive” compensation package for named executive officers, the Compensation Committee generally considers total compensation, comprised of base salary, annual incentive compensation (which we refer to as the annual bonus) and long-term equity compensation, as well as the allocation among those elements of compensation, at benchmarks determined by market rates of compensation paid by selected comparable companies. For these purposes, the Compensation Committee determines “market” rates by considering compensation paid by two groups of companies: Peer Benchmark Companies and Validation Benchmark Companies, which we refer to collectively as the “Benchmark Companies.” During 2007, the Compensation Committee reviewed the companies comprising the Peer Benchmark Companies and the Validation Benchmark Companies and did not make any changes.

Peer Benchmark Companies.  With the assistance of the Cook firm, we have selected eight apparel companies as our primary peer benchmark companies, which we refer to collectively as the “Peer Benchmark Companies:” VF Corp., Jones Apparel Group Inc., Liz Claiborne Inc., Quiksilver Inc., Phillips-Van Heusen Corp., Kellwood Inc., Warnaco Group Inc. and Carter’s Inc. The Peer Benchmark Companies were selected due to their similarity to us primarily in terms of industry and to a lesser extent revenue size.

Validation Benchmark Companies.  Because we identified only eight apparel companies as Peer Benchmark Companies, we selected for purposes of validation an additional 12 companies with revenue sizes similar to ours from the consumer durables and apparel, food and beverage and household and personal product groups, which we refer to collectively as the “Validation Benchmark Companies:” Fortune Brands Inc., Black & Decker Corp., Newell Rubbermaid Inc., Brunswick Corp., Hormel Foods Corp., Mattel Inc., Hershey Co., Clorox Co., Jarden Corp., Stanley Works, Hasbro Inc. and Del Monte Foods Inc.

As one illustration of our use of benchmarking, we consider target compensation information from the Benchmark Companies to set target total compensation for our named executive officers, as well as the allocation of that compensation among the various compensation elements. We consider total compensation paid at the median level by the Benchmark Companies, as well as total compensation paid at the 25th and 75th quartile levels, with a goal of targeting total compensation opportunities for our named executive officers at levels that are reasonable in comparison to this range based upon the relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. While our preference is that total compensation opportunities for all of our executives, including our named executive officers, be near the median total compensation opportunities for similar officers at the Benchmark Companies, consideration of the foregoing factors in some circumstances requires us to set total compensation opportunities that are closer to the 75th percentile level. When we evaluate benchmark information on this basis, we refer to it as applying our “executive compensation benchmarking criteria.”

Once we have set total compensation in this manner, we consider the allocation of compensation among the various compensation elements by the Benchmark Companies in allocating the total compensation opportunities of our named executive officers among the elements of compensation that we offer. We also consider relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. After considering these other factors, we confirm that the result is reasonable by applying the executive compensation benchmarking criteria.

Linking Total Compensation to Performance

Our compensation program seeks to link the total compensation we pay to our named executive officers to our company’s performance. We believe that the performance of individual officers is best viewed through the impact of their performance on our company’s performance and stockholder value. As a result our compensation programs focus on the performance of our company, rather than individual performance. We pursue our goal of linking total compensation to performance through both the equity-based compensation and non-equity based elements of total compensation. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance. As discussed below in “Allocation of Compensation Elements,” both the long-term incentive awards as a percentage of total compensation and the bonus opportunity as a percentage of total compensation of these executives is greater than that of our other employees. Because both the value of equity compensation and bonus opportunities are tied to the performance of our company, the total compensation of our named executive officers has the potential to increase or decrease based on the performance of Hanesbrands and its common stock.

Aligning the Interests of our Named Executive Officers with Stockholders

Our compensation program also seeks to align the interests of our executives, including our named executive officers, with our stockholders. The equity compensation element of our compensation package serves this purpose. A greater portion of the total compensation opportunity for our named executive officers is comprised of long-term equity compensation as compared to our other employees. See “Elements of Compensation and Analysis of Compensation Decisions — Determination of Total Compensation and Allocation of Compensation Elements” below for a comparison of the portion of the compensation paid to our named executive officers that consists of long-term equity compensation. We grant named executive officers a mix of stock options and restricted stock units that vest over time, the value of which depends on the performance of our common stock over time.

Recoupment.  To further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and our company’s performance, under the Omnibus Incentive Plan the Compensation Committee may make retroactive adjustments to, and employees, including named executive officers, would be required to reimburse us for, any cash or equity-based incentive compensation paid to employees where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, if as a result of the restatement it is determined that the employees otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the employees’ misconduct. While the foregoing decision is made in the discretion of the Compensation Committee, the Omnibus Incentive Plan provides that Hanesbrands shall, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the view of the Compensation Committee the named executive officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.

In addition to the equity incentive compensation element of our compensation package, we have an annual incentive program with payouts tied to the achievement of key annual financial and operating metrics that are considered to be key measures of the success of our business strategy.

Elements of Compensation and Analysis of Compensation Decisions

Determination of Total Compensation and Allocation of Compensation Elements

As discussed above, in setting total compensation opportunities for our named executive officers, we apply the executive compensation benchmarking criteria, and also consider the relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. This process results in total compensation opportunities at different levels among the named executive officers, as well as different allocations among the elements of compensation.

Once we have set total compensation opportunities in this manner, we consider the allocation of compensation among the various compensation elements by the Benchmark Companies in allocating the total compensation opportunities of our named executive officers among the elements of compensation that we offer. We consider the factors listed above in allocating compensation opportunities among the elements of compensation. After considering these factors, we confirm that the result is reasonable by applying the executive compensation benchmarking criteria.

After reviewing information about the allocation among the elements of compensation at the Benchmark Companies, the Compensation Committee approves an allocation among these elements for our named executive officers which is intended to further the objectives of our compensation policy, such as our objective of aligning the interests of our named executive officers with those of our stockholders through equity compensation. The allocations approved by the Compensation Committee result in different allocations among the elements of compensation for the named executive officers. For example, in January 2007, the Compensation Committee, following a review of total compensation opportunities for Hanesbrands’ executive officers, including the named executive officers, and applying the executive compensation benchmarking criteria, determined to increase the total compensation opportunity of Mr. Noll, our Chief Executive Officer. Using the same criteria, the Compensation Committee determined that the increase should be in the form of additional equity compensation for Mr. Noll.

For our named executive officers, the percentage of total compensation opportunity for 2007 represented by base salary, annual bonus at target levels and long-term equity incentive awards is illustrated in the chart below.

2008 Actions

In January 2008, the Compensation Committee engaged in a review of total compensation opportunities for Hanesbrands’ executive officers, including the named executive officers, applying the executive compensation benchmarking criteria.

As a result of such review, the Compensation Committee determined not to increase the total compensation opportunity of Mr. Noll or change the allocation among base salary, bonus and long-term equity compensation. Mr. Noll’s base salary will remain $800,000. His annual bonus opportunity pursuant to the AIP will continue to be 0%, 150% and 225% of base salary at the threshold, target and maximum levels of performance by the Company relative to the targets set by the Committee, respectively. Mr. Noll will receive an equity grant with the same value as that which he received in 2007, which is equal to 575% of base salary. Unlike the award Mr. Noll received in 2007, 75% of the value of which was in the form of stock options and 25% of the value of which was in the form of restricted stock units, the entire value of Mr. Noll’s equity award for 2008 will be in the form of stock options.

Also as a result of such review, the Compensation Committee determined to increase the total compensation opportunities of Mr. Wyatt, Mr. Evans and Mr. Oliver. Mr. Wyatt’s total compensation opportunity was increased by increasing his annual base salary from $550,000 to $585,000. In determining the appropriateness of increasing total compensation opportunity through an increase in base salary, the Compensation Committee, in addition to applying the executive compensation benchmarking criteria, considered that Mr. Wyatt’s base salary had not changed since he joined our company in September 2005.

The Compensation Committee determined to increase Mr. Evans’ total compensation opportunity by increasing his base salary from $425,000 to $600,000. In addition to the executive compensation benchmarking criteria, the Compensation Committee considered the critical nature of Mr. Evans’ position to Hanesbrands and his unique skill set that combines marketing and supply chain expertise. In determining the appropriateness of increasing total compensation opportunity through an increase in base salary, the Compensation Committee, in addition to applying the executive compensation benchmarking criteria, considered that Mr. Evans’ base salary had not changed since July 2006.

The Compensation Committee determined to increase Mr. Oliver’s total compensation opportunity by increasing his base salary from $330,000 to $375,000. The Compensation Committee also increased the target bonus opportunity for Mr. Oliver from 85% to 100% of his base salary and the maximum bonus opportunity from 127.5% to 150% of his base salary. The Compensation Committee also increased Mr. Oliver’s equity compensation from 150% to 200% of his base salary. In addition to applying the executive compensation benchmarking criteria, the Compensation Committee considered the global nature of Mr. Oliver’s position and that Mr. Oliver’s cash compensation had not been increased since 2005 in determining that an increase in total compensation opportunity was appropriate.

Base Salary

The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also applies the executive compensation benchmarking criteria. These factors result in different compensation levels among the named executive officers. Base salaries are reviewed annually, and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. As discussed above in “2008 Actions,” in January 2008 the Compensation Committee determined to increase the base salaries of some of our named executive officers.

Annual Bonus

Bonus compensation pursuant to the AIP is designed to motivate performance and to advance the interests of Hanesbrands by linking a portion of the annual compensation paid to participants to the achievement of financial objectives and key performance indicators, while contributing to increased long-term stockholder value. Because, as noted above, our compensation programs focus on the performance of our company rather than the performance of individual officers, individual performance targets are not set for our executives. The design of the AIP is intended to make it easy for participants to understand what performance is required to earn bonuses, consistent with our operating principles of transparency and clarity in communicating our compensation programs. Annual targets under the AIP are consistent with our long-term financial targets, and are balanced with shorter term key performance indicators that are expected to change from year to year.

Bonus opportunities exist for performance at a target level and for performance at a maximum level. No bonus opportunity exists for performance at or below the threshold level, but a pro rated amount may be earned if performance is above the threshold level but below the target level. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance, and their bonus opportunity, which is tied to the performance of the company, as a percentage of their base salary is greater than that of our other executives and employees. In addition, the Compensation Committee considered information about the bonus opportunities available to comparable officers at the Benchmark Companies, and this resulted in bonus opportunities differing among the named executive officers. The chart below illustrates the 2007 bonus opportunity, expressed as a percentage of base salary, for each of our named executive officers at the threshold, target and maximum levels.

	Threshold	Target	Maximum

Richard A. Noll	0%	150%	225%
E. Lee Wyatt Jr.	0%	100%	150%
Lee A. Chaden	0%	150%	225%
Gerald W. Evans Jr	0%	100%	150%
Kevin W. Oliver	0%	85%	127.5%

As discussed above in “2008 Actions,” in January 2008 the Compensation Committee determined to increase Mr. Oliver’s bonus opportunity.

Analysis of 2007 AIP Payments.  Given our business model, we consider the performance measures we have chosen to determine bonus amounts under the AIP to be key measures of the success of our business strategy. For 2007, the components used to determine bonus amounts under the AIP for our Chief Executive Officer and Executive Chairman were sales growth and net operating profit after taxes, which we also refer to as “NOPAT”. For each of the Chief Executive Officer and the Executive Chairman, sales growth was weighted 20% and net operating profit after taxes was weighted 80%. For example, our Chief Executive Officer would be eligible to receive 20% of his target bonus if sales increase at the target level over sales for the previous year, and would be eligible to receive 20% of his maximum bonus if sales increase by the maximum level over such prior period sales.

Sales Growth.  We have announced a long-term goal of annual sales growth of 1% to 3%, excluding acquisitions and divestitures. Under the AIP for 2007, sales growth of 2%, the mid-point of the range of our long-term goal, would result in participating employees being eligible for the portion of their bonus attributable to sales growth at the target level, while sales growth of 4% would result in participating employees being eligible for the portion of their bonus attributable to sales growth at the maximum level. The threshold level of sales growth was set at 0%. For the fiscal year ended December 29, 2007, sales growth was approximately 1.614% , or 80.7% of the target amount.

Net Operating Profit After Taxes.  Under the AIP for 2007, net operating profit after taxes of $246 million would result in participating employees being eligible for the portion of their bonus attributable to net operating profit after taxes at the target level, while net operating profit after taxes of $492 million would result in participating employees being eligible for the portion of their bonus attributable to net operating profit after taxes at the maximum level. As discussed below, setting targets for net operating profits after taxes takes into consideration the return that holders of our equity and debt expect to receive, further linking total compensation to performance and aligning the interests of our executive officers, including our named executive officers, with those of our stockholders. We set the targets for net operating profit after taxes for a fiscal year by multiplying our net invested capital as of the end of our previous fiscal year by our weighted average cost of capital for our previous fiscal year. These components are discussed below. These targets are set objectively by reference to our capital employed, with no opportunity for our named executive officers or other employees to “negotiate” target levels that might be more likely to result in higher bonuses.

Our net invested capital is equal to our total assets minus total current liabilities. Our investors and employees can determine those amounts by reference to our earnings releases and other information that we file with the Securities and Exchange Commission. As of December 30, 2006, we reported total assets of $3.436 billion and total current liabilities of $611 million, resulting in net invested capital of $2.825 billion.

Our weighted average cost of capital is calculated by totaling the relative cost of equity and the relative cost of debt as follows:

•	The cost of our equity, which is expressed as a percentage, is first calculated by determining the return investors generally require when they hold stock, which is deemed to be the sum of the risk-free rate (the return on 20-year US Treasury bonds, a long-term, no-risk investment) and a risk premium (the return on risky equity investments investors receive over the risk-free rate, as determined by reference to materials published by Ibbotson Associates). Our cost of equity as of December 30, 2006 was 12.2% after tax.

•	Then, to determine the relative cost of our equity, the cost of our equity is multiplied by a factor which represents the proportion of the total of the market value of our debt and the market value of our equity that consists of equity.

•	Separately, the cost of our debt (including long-term debt and the current portion of long-term debt), which is expressed as a percentage, is calculated by determining the average interest rate paid during the year on the amount of our debt that is outstanding at the end of our fiscal year, as adjusted for taxes. Our cost of long-term debt as of December 30, 2006 was 5.5%.

•	Then, to determine the relative cost of our debt, the cost of our debt is multiplied by a factor which represents the proportion of the total of the market value of our debt and the market value of our equity that consists of debt.

•	Our weighted average cost of capital as of December 30, 2006 was 8.7%.

When multiplied by the net invested capital of $2.825 billion, the weighted average cost of capital results in target net operating profits after taxes for 2007 of $246 million. For purposes of setting our 2007 threshold level of net operating profit after taxes of $136 million, we multiplied our net invested capital by the risk-free rate of 4.8%. We set our maximum level of net operating profit after taxes for 2007 by multiplying our net invested capital by two times our weighted average cost of capital (for 2007, 8.7% times two, or 17.4%).

Although we set the targets for net operating profit after taxes for a fiscal year by multiplying our net invested capital as of the end of our previous fiscal year by our weighted average cost of capital for our previous fiscal year, we actually calculate net operating profit after taxes for a completed fiscal year as operating profit, excluding certain actions, multiplied by one minus our tax rate for the period. We disclose our operating profit, excluding certain actions, when we release our earnings information for completed fiscal periods. For the fiscal year ended December 29, 2007, net operating profit after taxes excluded plant closings and reorganization, amortization of gain on postretirement benefits included in selling, general and administrative expenses, gain on curtailment of postretirement benefits, separation of pension plan assets and liabilities included in selling, general and administrative expenses and spin off and related charges included in selling, general and administrative expenses. Other than those reflected in our publicly disclosed earnings information, no adjustments are made to our operating profit, excluding actions, in determining net operating profit after taxes for purposes of the AIP.

For the fiscal year ended December 29, 2007, net operating profit after taxes was $295.9 million, or 120.3% of the target amount. Our investors and employees can understand how our net operating profit after taxes compares to our net operating profit as determined in accordance with generally accepted accounting principles by reference to our earnings releases and other information that we file with the Securities and Exchange Commission.

For 2007, the components used to determine bonus amounts under the AIP for participants, including our named executive officers (other than our Chief Executive Officer and Executive Chairman) were (i) sales growth, (ii) net operating profit after taxes and (iii) four key non-financial performance indicators that are described in greater detail below. For these participants, each of the three categories of components was weighted from 0% to 80%, so that the total of the three categories represents 100% of the bonus amount. For example, if sales growth is assigned a weight of 20% for a participating employee, that participating employee would be eligible to receive 20% of his or her target bonus if sales increase at the target level over sales for the previous year, and would be eligible to receive 20% of his or her maximum bonus if sales increase by the maximum level over such prior period sales. The chart below illustrates for each of our named executive officers the weight assigned to each of three categories of performance components for 2007.

Key Performance Indicators.  Our Chief Executive Officer uses the key performance indicators as a tool to drive behavior throughout the top levels of our organization. The bonus opportunities of over 700 employees are tied to our company’s performance relative to the key performance indicators. The targets associated with the key performance indicators are recommended to the Compensation Committee each year by our Chief

Executive Officer, whose bonus, as discussed below, is not derived from the key performance indicators. Key performance indicators for 2007 were workforce diversity, product quality, customer service and inventory management. These key performance indicators are described below:

•	Workforce diversity is measured as the percentage placement of minorities and females as compared to the total number of placements at the senior manager level and above.

•	Product quality is the statistical measurement of the defects per million garments that are unintentionally shipped to our customers and consumers.

•	Customer service is the measure of how well we deliver against our commitment to our customers, expressed as a percentage of on-time shipments promised.

•	Inventory management is the year-end measure of the total dollar value of product inventory including finished goods, materials and work in process.

Key performance indicators are assigned an aggregate weight of 30% in determining the bonus for all named executive officers (other than our Executive Chairman, Mr. Chaden, and our Chief Executive Officer, Mr. Noll, for whom key performance indicators are not applicable). The key performance indicators, the related performance targets and the relative weights assigned to them with respect to each named executive officer are expected to change from year to year as the Compensation Committee and the Chief Executive Officer determine the need to focus on different operating metrics.

For the fiscal year ended December 29, 2007, Hanesbrands performed near the target level for the customer service and inventory management key performance indicators, and near the maximum level for the workforce diversity and product quality key performance indicators. Because our Chief Executive Officer uses the key performance indicators as a tool to drive behavior throughout the top levels of our organization, we put action plans in place designed to deliver these results. Although we set challenging goals with respect to the key performance indicators, we believed that our strong focus on these areas and the resources that we expected to devote to meeting the desired performance levels would allow us to meet our goals. Therefore, at the time the 2007 targets were set, we believed that it was likely that Hanesbrands would perform at least at the target performance level with respect to each of the key performance indicators.

As a result of Hanesbrands’ performance for the fiscal year ended December 29, 2007, our named executive officers received bonuses at the following approximate percentages of their base salary level: Mr. Noll, 156.4%, Mr. Wyatt, 113.6%, Mr. Chaden, 156.4%, Mr. Evans, 113.6% and Mr. Oliver, 96.6%.

2008 Targets.  For 2008, the components used to determine bonus amounts under the AIP for our Chief Executive Officer will again be sales growth and net operating profit after taxes. The components used to determine bonus amounts under the AIP for participants, including our named executive officers (other than our Chief Executive Officer), will be sales growth, net operating profit after taxes and four key non-financial performance indicators: workforce diversity, product quality, customer service and a new key performance indicator, Asia transformation labor levels. Asia transformation labor levels is the measure of full time equivalent employees that are in place in Asia by the end of the year. Components will be assigned the same weights as in 2007.

The sales growth targets are the same for 2008, and we expect that the sales growth targets at these levels will remain in place unless we change our long-term annual sales growth goal. We multiplied our net invested capital of $2.75 billion as of December 29, 2007 by our weighted average cost of capital of 8.68%, and we set our 2008 target level of net operating profit after taxes at 125% of that amount, or approximately $298 million. We multiplied this number by 75% and 150% to set the threshold and maximum levels of approximately $224 million and $447 million, respectively.

Achieving the 2008 targets set for key performance indicators will require the coordinated efforts of thousands of individuals located in the many different countries in which we operate, and because our Chief Executive Officer uses the key performance indicators as a tool to drive behavior throughout the top levels of our organization, we have action plans in place designed to deliver these results. Although we have set challenging goals for 2008 with respect to the key performance indicators, we believe that our strong focus on these areas and the resources that we expect to devote to meeting the desired performance levels should allow us to meet or exceed our goals. Therefore, we believe it is likely that Hanesbrands will achieve performance levels within the targeted range for each of the key performance indicators.

Long-Term Incentive Program

The Omnibus Incentive Plan permits the issuance of equity incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Omnibus Incentive Plan is designed to promote these interests by providing such individuals with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. During 2007, the only types of grants awarded to our executive officers were stock options and time-vested restricted stock units. Restricted stock units and options vest according to schedules established at grant, conditioned on continued employment with Hanesbrands, with vestings in the event of a qualifying termination of employment for death, disability, retirement or involuntary termination or a change in control as determined as the time of grant. Awards of this type are generally consistent with the types of awards made by the Benchmark Companies. Additional details regarding the awards made pursuant to the Omnibus Incentive Plan during the fiscal year ended December 29, 2007 are discussed below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

We made equity grants to our named executive officers and other employees in September 2006 and February 2007. The September 2006 awards, including the date on which the awards were granted, were approved prior to our spin off from Sara Lee on September 5, 2006 and were made on the 15th trading date following the completion of the spin off, which we believe was a reasonable time period to permit the development of an orderly market for the trading of our common stock.

When the February 2007 grants were approved by the Compensation Committee, we had previously released earnings for only one quarter, during most of which we were not yet an independent company, and were preparing to release earnings for our first full quarter as an independent company. Because the trading history of our common stock was still relatively limited at that time, the Compensation Committee determined to make those grants on the second trading day following the day on which we released our earnings information for the prior fiscal period. The Compensation Committee did this to allow sufficient time for the market to absorb the impact of earnings information before the trading price of our common stock would be used to determine the number of restricted stock units and options that would be awarded, as well as the exercise price of any options awarded. Given the special circumstances surrounding our spin off, we believed that these delays in grant date were prudent. After consultation with the Cook firm, the Compensation Committee determined that the awards for 2008 would also be made on the second trading day following the day on which we release our earnings. In making this decision, we considered our relatively short history as an independent company and the proximity in time of the meeting at which the Compensation Committee determined to approve the equity awards to the planned date for the release of our earnings information for the fiscal year ended December 29, 2007.

Equity awards to executive officers and other employees are approved as a dollar amount, which on the grant date is converted into restricted stock units and, in the case of certain executive officers, including the named executive officers, stock options. The number of restricted stock units is determined by using the closing price of our common stock on the date of grant. The number of stock options is determined by a third party using a Black-Scholes option-pricing model, with the closing price of our common stock on the date of grant as one of the factors used. The exercise price of the stock options granted is the closing price of our common stock on the date of grant.

Analysis of 2007 Long-Term Incentive Plan Grants.  Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance. Therefore, the value of their long-term incentive awards as a percentage of their base salary is greater than that of our other employees. As discussed above, in January 2007, the Compensation Committee, following a review of total compensation opportunities for Hanesbrands’ executive officers, including the named executive officers, and a comparison of such opportunities to those available to executive officers of the Benchmark Companies, determined to increase the equity compensation component of the total compensation opportunity of Mr. Noll, our Chief Executive Officer to 575% of his annual base salary; Mr. Noll previously received equity compensation with a value equal to 300% of his annual base salary. Based on the benchmarking, the Compensation Committee did not increase the equity compensation component of the total compensation opportunities of our other executive officers.

As discussed above in “2008 Actions,” in January 2008 the Compensation Committee determined to change the allocation of Mr. Noll’s equity compensation from a combination of RSUs and stock options to all stock options and to increase Mr. Oliver’s equity compensation.

The table below shows the value of total target cash compensation and equity incentive compensation compared to total target compensation for each of the named executive officers for 2008 and 2007. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table which appears below under “Summary of Compensation.” This table is not required by Securities and Exchange Commission rules, and we have chosen to include it to help investors better understand how our named executive officers are compensated. Amounts are target amounts and do not necessarily reflect exact amounts that were or will be paid.

Target Cash and Equity Compensation

							Percentage	Percentage
							of Target	of Target
		Cash Compensation at Target			Grant Date	Total	Compensation	Compensation
				Total Cash	Value of	Value of	Represented	Represented
			Bonus at	Compensation	Equity	Target	by Cash	by Equity
Name	Year	Base Salary	Target	at Target	Compensation	Compensation	Compensation	Compensation

Richard A. Noll	2008	$800,000	$1,200,000	$2,000,000	$4,600,000	$6,600,000	30.3%	69.7%
	2007	800,000	1,200,000	2,000,000	4,600,000	6,600,000	30.3	69.7
E. Lee Wyatt Jr.	2008	585,000	585,000	1,170,000	1,170,000	2,340,000	50.0	50.0
	2007	550,000	550,000	1,100,000	1,100,000	2,200,000	50.0	50.0
Lee A. Chaden	2008	—	—	—	—	—	—	—
	2007	659,200	988,800	1,648,000	1,483,200	3,131,200	52.6	47.4
Gerald W. Evans Jr.	2008	600,000	600,000	1,200,000	1,200,000	2,400,000	50.0	50.0
	2007	425,000	425,000	850,000	850,000	1,700,000	50.0	50.0
Kevin W. Oliver	2008	375,000	375,000	750,000	750,000	1,500,000	50.0	50.0
	2007	330,000	280,500	610,500	495,000	1,105,500	55.2	47.8

Post-Employment Compensation

Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension and Retirement Plan, or the “Pension Plan,” and the Hanesbrands Inc. Supplemental Employee Retirement Plan, or the “SERP, and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.

The Pension Plan.  The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our employees, including our named executive officers, under the Sara Lee Corporation Consolidated Pension and Retirement Plan as of December 31, 2005. Because the Pension Plan is frozen, no additional employees will become eligible to participate in the Pension Plan, and existing participants in the Pension Plan will not accrue any additional benefits after December 31, 2005.

The SERP.  The SERP is a nonqualified supplemental retirement plan. Although, as described below, the 401(k) Plan provides for employer contributions to our executive officers, including our named executive officers, at the same percent of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the full employer contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which threshold was $225,000 for 2007 and is $230,000 for 2008. Our named executive officers are among those employees whose compensation exceeds this threshold. The SERP provides to those employees whose compensation exceeds this threshold benefits that would be earned under the 401(k) Plan but for these limitations.

Severance Agreements.  We have entered into Severance Agreements with all of our executive officers, including our named executive officers. The Severance Agreements provide our executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for our executive officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction and to help us attract and retain key talent. We determined the levels of severance provided to our named executive officers under the Severance Agreements by reference to market studies conducted prior to entering into the first Severance Agreements in connection with our spin off. We believe the levels of benefits offered by the Severance Agreements are appropriate and conservatively competitive and that these benefits were reasonable in light of Hanesbrands’ status as a newly public company following the spin off. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described below in “Potential Payments upon Termination or Change in Control.” Each agreement is effective for an unlimited term, unless we give at least 18 months prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

Other Compensation

Our executive officers, including our named executive officers, are eligible to participate in certain employee benefits plans and arrangements offered by our company. These include the 401(k) Plan, the SERP, the Hanesbrands Inc. Executive Deferred Compensation Plan, or the “Executive Deferred Compensation Plan,” the Hanesbrands Inc. Executive Life Insurance Program and the Hanesbrands Inc. Executive Disability Program. These plans and arrangements are described below.

Under the Executive Deferred Compensation Plan, a group of approximately 270 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. We offer the Executive Deferred Compensation Plan because programs of its kind are offered by some of the Benchmark Companies, and because we wanted to allow those of our executives who were participating in a similar plan offered by Sara Lee prior to the spin off to maintain a similar benefit after the spin off.

In addition to allowing us to make full employer contributions to employees whose compensation exceeds a threshold set by the Internal Revenue Service as discussed above, the SERP also provides benefits consisting of (i) those supplemental retirement benefits that had been accrued under the Sara Lee Corporation Supplemental Executive Retirement Plan as of December 31, 2005 and (ii) transitional defined contribution credits for one to five years and ranging from 4% to 15% of eligible compensation for certain executives. These transitional credits are being provided to a broad group of executives in connection with our transition (prior to the spin off) from providing both a defined benefit plan (as discussed above, the Pension Plan is frozen) and a defined contribution plan to providing only defined contribution plans, to mitigate the negative impact of that transition. The determination of the credits provided to an executive was based on the extent to which such executive was negatively impacted by the transition, including the executive’s age and years of service as of January 1, 2006.

The Hanesbrands Inc. Executive Life Insurance Plan is designed to provide life insurance benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of Hanesbrands. The Hanesbrands Inc. Executive Life Insurance Plan provides life insurance coverage during active employment for certain of our executives at the level of vice president and above, including our named executive officers, in an amount equal to three times their annual base salary. We also offer continuing coverage following retirement equal to such executive officer’s annual base salary immediately prior to retirement. The Hanesbrands Inc. Executive Disability Plan is designed to provide long-term disability benefits for persons employed by its divisions and subsidiaries as eligible executives. The Hanesbrands Inc. Executive Disability Plan provides disability coverage for a group of approximately 90 employees at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000, and (ii) 50% of the three-year average of the employee’s annual short-term incentive bonus up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

Perquisites.  We offer limited perquisites to our executive officers, including our named executive officers, and have eliminated or reduced many of the perquisites and similar benefits that had been available to our executive officers prior to the spin off. For example, we no longer pay country club fees or provide reimbursement for financial advisory services. In addition, we no longer provide our executives with a company automobile for their use, but instead provide a reduced benefit by providing an automobile allowance program consisting of a payment to our executives of an amount equal to 4% of their base salary. We established the automobile allowance program because we believe it is necessary in light of current market practice.

Share Ownership and Retention Guidelines

We believe that our executives should have significant ownership of Hanesbrands. To promote such equity ownership and further align the interests of our executives with our stockholders, we have adopted share retention and ownership guidelines for our key executives, including our named executive officers. These ownership guidelines vary based upon the executive’s level and range from a minimum of one times base salary to, in the case of the Chief Executive Officer, four times base salary. The Compensation Committee reviewed the guidelines during the fiscal year ended December 29, 2007 and did not make any changes.

Our key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP (including hypothetical share equivalents held in the latter two plans) will be counted for purposes of determining whether the ownership requirements are met. Although it is currently the practice of our executive officers not to participate in the Employee Stock Purchase Plan and thereby not to benefit from the discounted purchase price for our common stock available under that plan, any shares held in that plan in the future would also be counted.

Until the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after tax basis) under our equity-based compensation plans. The Compensation Committee reviewed compliance by our executive officers, including our named executive officers, at the end of 2007 and determined that, with the exception of Joia M. Johnson, our Executive Vice President, General Counsel and Corporate Secretary, and William J. Nictakis, our President, Chief Commercial Officer, who joined our company in January 2007 and November 2007, respectively, each of our executive officers had achieved ownership of at least 50% of the shares set forth in the guidelines during the time following the spin off in September 2006.

Under our insider trading policy, no director or employee of Hanesbrands is permitted to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities. This prohibition is intended to prevent any Hanesbrands director, officer or employee from trading on inside information.

Impact of Certain Regulatory Requirements

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our chief executive officer and three other executive officers, other than our chief financial officer, with the highest total compensation. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices that are intended to take into account the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code for our annual bonus payments and stock option awards; however, there can be no guarantee that the IRS will agree on the amount of those deductions. In addition, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders. Time-vested restricted stock units are not deemed “performance based”; and therefore are not tax deductible if the value at vesting, in combination with other non-performance-based compensation such as salary, exceeds $1 million for an executive officer. For the fiscal year ended December 29, 2007, the compensation paid to our named executive officers is expected to be tax deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. For example, we have attempted to structure the Severance Agreements so that they will not result in adverse tax consequences under Section 409A of the Internal Revenue Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which determines how we recognize the cost of employee services received in exchange for awards of equity instruments.

Summary of Compensation

The following table sets forth certain information with respect to compensation for the fiscal year ended December 29, 2007 and the six months ended December 30, 2006 earned by or paid to our named executive officers.

Summary Compensation Table

									Change in
									Pension Value
									and Nonqualified
								Non-Equity	Deferred
Name and		Salary	Bonus	Stock		Option		Incentive Plan	Compensation		All Other	Total
Principal Position	Year(1)	($)(2)	($)(2)(3)	Awards ($)(4)		Awards ($)(4)		Compensation(2)(3)	Earnings(5)		Compensation(6)	Compensation

Richard A. Noll	2007	$800,000	$—	$2,310,387		$3,883,931		$1,251,600	$7,981		$342,738	$8,596,637
Chief Executive Officer	2006	400,000	636,203	508,415		993,412		—	54,553	(7)	476,633	3,069,216
E. Lee Wyatt Jr.	2007	550,000	—	2,164,458		930,090		624,800	—		115,179	4,384,527
Executive Vice President,	2006	275,000	266,750	603,869		205,187		—	—		164,230	1,515,036
Chief Financial Officer
Lee A. Chaden(8)	2007	659,200	—	741,605	(9)	741,598	(9)	1,031,318	—	(10)	312,863	3,486,584
Executive Chairman	2006	329,600	479,568	1,241,602	(9)	1,241,603	(9)	—	—	(10)	438,465	3,730,838
Gerald W. Evans Jr.(11)	2007	425,000	—	792,763		873,705		482,800	—	(12)	165,981	2,740,249
Executive Vice President,	2006	212,500	206,125	170,753		476,961		—	31,257	(7)	185,501	1,283,097
Chief Supply Chain Officer
Kevin W. Oliver	2007	330,000	—	458,355		505,480		318,648	—	(13)	82,810	1,695,293
Executive Vice President,	2006	—	—	—		—		—	—		—	—
Human Resources

(1)	The compensation for the six-month transition period ended December 30, 2006 that resulted from the change of our fiscal year end from the Saturday closest to June 30 to the Saturday closest to December 31 does not reflect the compensation that would have been earned by our named executive officers during a typical fiscal year consisting of 52 or 53 weeks.

(2)	Amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.

(3)	For the fiscal year ended December 29, 2007, bonuses were determined on the basis of our company’s performance as compared to targets established under the AIP and are reported under “Non-Equity Incentive Plan Compensation.” For the six months ended December 30, 2006, the Compensation Committee determined to pay bonuses pursuant to the AIP at 97% of the target level established for an employee pursuant to the AIP, which for our named executive officers ranged from 85% to 150% of base salary. The 2006 bonus payouts are reported under the “Bonus” column. The Compensation Committee made this determination based on the fact that the change in our fiscal year end to the Saturday closest to December 31 would create a transition period beginning on July 2, 2006 and ending on December 30, 2006, during which our company would be independent from Sara Lee for less than four months. In making this determination, the Compensation Committee considered that payment of bonuses at 97% of target levels would result in bonus payments consistent with the bonuses paid during the preceding four years.

(4)	The dollar values shown reflect the compensation cost of the awards, before reflecting forfeitures, over the requisite service period, as described in FAS 123R. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(5)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the values shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(6)	Amounts reported in the “All Other Compensation” column consist of the following:

			Imputed
		Executive	Income on		Contributions
		Car	Automobile	Insurance	to 401(k)	Contributions	Tax
	Year	Allowance(A)	Purchase(B)	Premiums(C)	Plan(D)	to SERP(E)	Gross Ups(F)	Miscellaneous(G)	Total

Richard A. Noll	2007	$32,000	$—	$31,657	$18,000	$258,400	$411	$2,270	$342,738
	2006	—	31,599	33,040	8,800	383,626	625	18,943	476,633
E. Lee Wyatt Jr.	2007	22,000	—	27,256	18,000	47,340	9	574	115,179
	2006	—	16,113	38,556	9,133	70,811	7,209	22,408	164,230
Lee A. Chaden	2007	26,368	—	20,747	18,000	243,917	416	3,415	312,863
	2006	—	12,272	24,714	8,800	377,509	625	14,545	438,465
Gerald W. Evans Jr.	2007	17,000	—	13,713	18,000	117,268	—	—	165,981
	2006	—	4,896	11,611	10,390	148,278	—	10,326	185,501
Kevin W. Oliver	2007	13,200	—	13,685	18,000	37,925	—	—	82,810
	2006	—	—	—	—	—	—	—	—

(A)	The automobile allowance program consists of a payment to our executives, including our named executive officers, of an amount equal to 4% of their base salary.

(B)	Represents the difference between the fair market value and the book value of an automobile purchased by the named executive officer, if the automobile was purchased for a book value that was less than the fair market value. In connection with the transition from our former automobile program, all of our executives who were participating in the former program, including our named executive officers, were offered the one-time opportunity to purchase the automobiles they had been using under that program at the lesser of book value and fair market value.

(C)	For the fiscal year ended December 29, 2007, consists of premiums paid by us for an insurance policy on the life of the named executive officer ($24,223 for Mr. Noll, $22,072 for Mr. Wyatt, $14,580 for Mr. Chaden, $9,654 for Mr. Evans and $10,481 for Mr. Oliver), premiums on accidental death and dismemberment insurance ($234 for each of the named executive officers) and premiums on long-term disability insurance ($7,200 for Mr. Noll, $4,950 for Mr. Wyatt, $5,933 for Mr. Chaden, $3,825 for Mr. Evans and $2,970 for Mr. Oliver). For the six months ended December 30, 2006, consists of premiums paid by us for an insurance policy on the life of the named executive officer ($25,606 for Mr. Noll, $33,372 for Mr. Wyatt, $18,547 for Mr. Chaden and $7,552 for Mr. Evans), premiums on accidental death and dismemberment insurance ($234 for each of Mr. Noll, Mr. Wyatt, Mr. Chaden and Mr. Evans) and premiums on long-term disability insurance ($7,200 for Mr. Noll, $4,950 for Mr. Wyatt, $5,933 for Mr. Chaden and $3,825 for Mr. Evans).

(D)	Represents our contribution to the 401(k) Plan during the periods presented. Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code ($225,000 for calendar year 2007). In addition, exempt and non-exempt salaried employees are eligible to receive an employer contribution of up to an additional 4% of their eligible compensation.

(E)	Represents our contribution to the SERP during the periods presented. As discussed above in “Elements of Compensation and Analysis of Compensation Decisions — Other Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. The SERP also provides benefits consisting of (i) those supplemental retirement benefits that had been accrued under the Sara Lee Corporation Supplemental Executive Retirement Plan as of December 31, 2005 and (ii) transitional defined contribution credits, which transitional credits were in the amount of $165,840 for Mr. Noll, $170,815 for Mr. Chaden, $75,735 for Mr. Evans and $18,642 for Mr. Oliver during the fiscal year ended December 29, 2007 and $240,735 for Mr. Noll, $257,680 for Mr. Chaden, and $99,527 for Mr. Evans during the six months ended December 30, 2006.

(F)	For the fiscal year ended December 29, 2007, consists of tax gross up on personal use of company aircraft ($408 for Mr. Noll and $408 for Mr. Chaden) and tax gross up on the imputed value of discounts not available to all employees on Hanesbrands merchandise ($3 for Mr. Noll, $9 for Mr. Wyatt and $8 for Mr. Chaden). For the six months ended December 30, 2006, consists of tax gross up on imputed relocation costs ($7,209 for Mr. Wyatt) and tax gross up on personal use of company aircraft ($625 for Mr. Noll and $625 for Mr. Chaden).

(G)	For the fiscal year ended December 29, 2007, consists of personal use of company aircraft by the named executive officer’s spouse (Mr. Noll and Mr. Chaden), entertainment and meals for the named executive officer (Mr. Noll and Mr. Chaden), entertainment and meals for the named executive officer’s spouse (Mr. Noll and Mr. Chaden), the imputed value of discounts not available to all employees on Hanesbrands merchandise (Mr. Noll, Mr. Wyatt and Mr. Chaden) and reimbursement of airline club dues (Mr. Chaden). Although our named executive officers generally do not have access to company aircraft for personal use, we recognize that there may be circumstances where the presence of spouses, non-spouse family members and other personal guests at certain business gatherings may be helpful or even “required.” Travel by these individuals is allowed only if empty seats on company aircraft are available. For the six months ended December 30, 2006, consists of financial advisory services (Mr. Noll and Mr. Chaden), personal use of company automobile (Mr. Noll, Mr. Wyatt, Mr. Chaden and Mr. Evans), personal use of company aircraft by the named executive officer’s spouse (Mr. Noll and Mr. Chaden), reimbursement of commercial airfare for travel by the named executive officer’s spouse (Mr. Wyatt, Mr. Chaden and Mr. Evans), imputed relocation (Mr. Wyatt), reimbursement of country club dues (Mr. Chaden) and reimbursement of airline club dues (Mr. Chaden). Although we eliminated financial advisory services and country club dues as perquisites, Sara Lee offered such services to our executives during the portion of the six months ended December 30, 2006 prior to the spin off on September 5, 2006.

(7)	In light of Securities and Exchange Commission staff guidance that became available during 2007, these amounts have been recalculated using the following assumptions that are different from the assumptions used in our Report on Form 10-K for the six months ended December 30, 2006: (i) the value of the benefit under the SERP has been calculated as a lump sum, rather than a life annuity, (ii) the portion of the benefit under each of the SERP and the Pension Plan that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under those plans, was valued at age 62 assuming the named executive officer continues to work until that age in order to become eligible for unreduced benefits, and (iii) the values of the benefits have been discounted assuming the named executive officer continues to live until the assumed benefit commencement age (no mortality discount has been applied).

(8)	Mr. Chaden retired from his position as Executive Chairman as of December 29, 2007, the end of our 2007 fiscal year. Mr. Chaden continues to serve as a member of our board of directors.

(9)	Because Mr. Chaden is eligible for retirement status, the value of the restricted stock units and stock options awarded to him are reported in full (rather than recognized over the vesting period as is the case for other executives) in accordance with FAS 123R. Following his retirement from his position as Executive Chairman on December 29, 2007, Mr. Chaden’s restricted stock units and options continue to vest according to the vesting schedule and upon the terms established at the time of grant.

(10)	The value of the pension benefits previously accrued by Mr. Chaden decreased by $35,186 during the fiscal year ended December 29, 2007 and $6,173 during the six months ended December 31, 2006.

(11)	Effective February 25, 2008, Mr. Evans became our President, Global Supply Chain and Asia Business Development.

(12)	The value of the pension benefits previously accrued by Mr. Evans decreased by $8,526 during the fiscal year ended December 29, 2007.

(13)	The value of the pension benefits previously accrued by Mr. Oliver decreased by $1,979 during the fiscal year ended December 29, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 29, 2007 to the named executive officers.

Grants of Plan-Based Awards in 2007

								All Other
							All Other	Option
							Stock Awards:	Awards:		Grant Date
							Number of	Number of	Exercise or	Fair Value
				Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant		Action	Non-Equity Incentive Plan Awards			Stock	Underlying	of Option	and Option
Name	Date(1)		Date	Threshold ($)	Target ($)	Maximum ($)	or Units	Options (#)	Awards ($/Sh)	Awards(2)

Richard A. Noll	01/30/2007		01/30/2007	0	1,200,000	1,800,000	—	—	—	—
	02/05/2007	(3)	01/30/2007	—	—	—	45,817	445,161	25.10	4,600,004
E. Lee Wyatt Jr.	01/30/2007		01/30/2007	0	550,000	825,000	—	—	—	—
	02/05/2007	(3)	01/30/2007	—	—	—	21,912	70,968	25.10	1,099,993
Lee A. Chaden(4)	01/30/2007		01/30/2007	0	988,800	1,483,200	—	—	—	—
	02/05/2007	(3)	01/30/2007	—	—	—	29,546	95,690	25.10	1,483,202
Gerald W. Evans Jr.	01/30/2007		01/30/2007	0	425,000	637,500	—	—	—	—
	02/05/2007	(3)	01/30/2007	—	—	—	16,932	54,839	25.10	849,995
Kevin W. Oliver	01/30/2007		01/30/2007	0	280,500	420,750	—	—	—	—
	02/05/2007	(3)	01/30/2007	—	—	—	9,861	31,935	25.10	495,007

(1)	When the February 2007 equity grants were approved by the Compensation Committee, we had previously released earnings for only one quarter, during most of which we were not yet an independent company, and were preparing to release earnings for our first full quarter as an independent company. Because the trading history of our common stock was still relatively limited at that time, the Compensation Committee determined to make those grants on the second trading day following the day on which we released our earnings information for the prior fiscal period. The Compensation Committee did this in order to allow sufficient time for the market to absorb the impact of earnings information before the trading price of our common stock would be used to determine the number of restricted stock units and options that would be awarded, as well as the exercise price of any options awarded. As a result, the grant date of February 5, 2007 is different than the Compensation Committee’s meeting date of January 30, 2007.

(2)	The dollar values shown reflect the full compensation cost of the awards as described in FAS 123R. The grant date fair value of the stock awards and option awards for each named executive officer is as follows:

	Grant Date Fair	Grant Date Fair
	Value of Stock	Value of Option
	Awards	Awards	Total

Richard A. Noll	$1,150,007	$3,449,997	$4,600,004
E. Lee Wyatt Jr.	549,991	550,002	1,099,993
Lee A. Chaden	741,605	741,597	1,483,202
Gerald W. Evans Jr.	424,993	425,002	849,995
Kevin W. Oliver	247,511	247,496	495,007

(3)	This award represents the annual award for calendar year 2007. The value of this award was split evenly between stock options and RSUs, except that Mr. Noll received 75% of his award in the form of stock options and 25% in the form of RSUs. The stock options vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The RSUs vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(4)	Following his retirement from his position as Executive Chairman on December 29, 2007, Mr. Chaden’s restricted stock units and options continue to vest according to the vesting schedule and upon the terms established at the time of grant.

Discussion of Summary Compensation Table and Grant of Plan-Based Awards Table

As discussed above under “Elements of Compensation and Analysis of Compensation Decisions,” the base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also applies the executive compensation benchmarking criteria. For the fiscal year ended December 29, 2007, bonuses were paid in accordance with the performance targets set under the AIP. See “Elements of Compensation and Analysis of Compensation Decisions” for an analysis of the salary and bonus paid to our named executive officers in 2007.

During the fiscal year ended December 29, 2007, consistent with the objectives of the Omnibus Incentive Plan of providing employees with a proprietary interest in our company and aligning employee interest with that of our stockholders, we made our 2007 annual equity awards. For executive officers, including the named executive officers, the form of these awards was split evenly between stock options and RSUs (except that Mr. Noll received 75% of his award in the form of stock options and 25% in the form of RSUs) that vest 33%, 34% and 33% on the first anniversary, second anniversary and third anniversary, respectively, of the date of grant. The number of stock options granted to each recipient was determined based on a Black-Scholes option-pricing model. The exercise price of the stock options is 100% of the fair market value of our common stock on the grant date. We also made recruitment awards to two of our executive officers who joined Hanesbrands during 2007, Ms. Johnson and Mr. Nictakis. The awards made to our named executive officers are reflected in the “Summary Compensation Table” and the “Grants of Plan-Based Award Table” above and are discussed above in “Elements of Compensation and Analysis of Compensation Decisions.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 29, 2007 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal 2007 Year-End

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities			Number of
		Underlying	Underlying			Shares or Units	Market Value of
		Unexercised	Unexercised			of Stock That	Shares or Units of
		Options (#)	Options (#)	Option Exercise	Option Expiration	Have Not	Stock That Have
Name		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)(1)

Richard A. Noll	(2)	—	445,161	25.10	02/05/2014	45,817	$1,275,545
	(3)	60,691	60,691	22.37	09/26/2013	19,371	539,289
	(4)	53,658	108,944	22.37	09/26/2013	35,941	1,000,597
	(5)	67,073	136,179	22.37	09/26/2013	67,054	1,866,783
	(6)	71,011	—	22.37	09/26/2011	—	—
E. Lee Wyatt Jr.	(2)	—	70,968	25.10	02/05/2014	21,912	610,030
	(3)	38,515	38,516	22.37	09/26/2013	12,293	342,237
	(4)	24,593	49,933	22.37	09/26/2013	16,473	458,608
	(7)	—	—	—	—	44,703	1,244,532
Lee A. Chaden(8)	(2)	—	95,690	25.10	02/05/2014	29,546	822,561
	(4)	33,161	67,327	22.37	09/26/2013	22,212	618,382
	(5)	22,357	45,394	22.37	09/26/2013	22,351	622,252
Gerald W. Evans Jr.	(2)	—	54,839	25.10	02/05/2014	16,932	471,387
	(3)	21,494	21,495	22.37	09/26/2013	6,861	191,010
	(4)	19,004	38,584	22.37	09/26/2013	12,730	354,403
	(5)	19,004	38,584	22.37	09/26/2013	18,999	528,932
	(6)	52,029	—	22.37	09/26/2011	—	—
Kevin W. Oliver	(2)	—	31,935	25.10	02/05/2014	9,861	274,530
	(3)	12,517	12,518	22.37	09/26/2013	3,996	111,249
	(4)	11,067	22,470	22.37	09/26/2013	7,413	206,378
	(5)	11,067	22,470	22.37	09/26/2013	11,064	308,022
	(6)	11,930	—	22.37	09/26/2011	—	—

(1)	Calculated by multiplying $27.84, the closing market price of our common stock on December 28, 2007, by the number of RSUs which have not vested.

(2)	These awards were granted on February 5, 2007. The stock options vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The RSUs vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(3)	These awards were granted on September 26, 2006. The stock options vest 50% on August 31, 2007 and 50% on August 31, 2008 and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The RSUs vest 50% on August 31, 2007 and 50% on August 31, 2008.

(4)	These awards were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(5)	These awards were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The RSUs vest 100% on the third anniversary of the date of grant.

(6)	These awards were granted on September 26, 2006. The stock options were vested and exercisable on the date of grant and expire on the fifth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(7)	These awards were granted on September 26, 2006. This award consists entirely of RSUs which vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

(8)	Following his retirement from his position as Executive Chairman on December 29, 2007, Mr. Chaden’s restricted stock units and stock options continue to vest according to the vesting schedule and upon the terms established at the time of grant.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 29, 2007 with respect to the named executive officers.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on	Upon	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)

Richard A. Noll	—	—	37,073	1,051,405	(1)
E. Lee Wyatt Jr.	—	—	65,108	1,773,705
Lee A. Chaden	—	—	10,940	291,113
Gerald W. Evans Jr	—	—	13,129	372,344
Kevin W. Oliver	—	—	7,646	216,843	(1)

(1)	The shares of common stock that would have been received upon vesting were deferred into a stock equivalent account balance under the Executive Deferred Compensation Plan. Balances in this account may not be reallocated and are settled on a share-for-share basis of Hanesbrands common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.

Pension Benefits

Certain of our executive officers, including certain of our named executive officers, participate in the Pension Plan and the SERP. The Pension Plan is a frozen defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our employees, including certain of our named executive officers, under the Sara Lee Corporation Consolidated Pension and Retirement Plan as of December 31, 2005. The pension component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our employees, including certain of our named executive officers, under the Sara Lee Corporation Supplemental Executive Retirement Plan with respect to benefits accrued through December 31, 2005 that could not be provided under the Sara Lee Corporation Consolidated Pension and Retirement Plan because of various Internal Revenue Code limitations.

Normal retirement age is age 65 for purposes of both the Pension Plan and the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum. Of our named executive officers, only Mr. Chaden is eligible for early retirement under the Pension Plan and the SERP, each of which provides that participants who have attained at least age 55 and completed at least ten years of service are eligible for unreduced benefits at age 62, or benefits reduced by 5/12 of one percent thereof for each month by which the date of commencement of such benefit precedes the first day of the month coincident with or next following the month in which the participant attains age 62.

The following table sets forth certain information with respect to the value of pension benefits accumulated by our named executive officers during the fiscal year ended December 29, 2007.

Pension Benefits — 2007

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year ($)

Richard A. Noll	Pension Plan	13.75	242,386	—
	SERP	13.75	1,010,819	—
E. Lee Wyatt Jr.(2)	—	—	—	—
Lee A. Chaden(3)	Pension Plan	13.50	476,253	—
Gerald W. Evans Jr.	Pension Plan	22.50	239,741	—
	SERP	22.50	512,628	—
Kevin W. Oliver(4)	Pension Plan	3.00	64,475	—
	SERP	3.00	75,039	—

(1)	Present values for the Pension Plan are computed as of December 29, 2007, using the FAS discount rate of 6.4% and the FAS healthy mortality table (the sex-specific RP 2000 mortality table projected for mortality improvement to 2015 with a white-collar adjustment) and assuming the participant commences each portion of the benefit as a life annuity at the earliest unreduced age. Benefits under the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 5.75% (120% of the October 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of December 29, 2007 of the SERP lump sum are determined using the FAS discount rate of 6.1%. For both the Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under both the Pension Plan and the SERP, was valued at age 62 assuming the named executive officer continues to work until that age in order to become eligible for unreduced benefits, and (ii) the values of the benefits have been discounted assuming the named executive officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the named executive officer lives and works until retirement, which we have used in light of Securities and Exchange Commission guidance, are that same as those we use for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Wyatt does not have any pension benefits because he was not eligible to receive benefits prior to December 31, 2005.

(3)	Mr. Chaden does not have a SERP benefit because the nonqualified benefits accrued by Mr. Chaden under Sara Lee’s nonqualified plan were funded with periodic payments made by Sara Lee to trusts established on his behalf and were not transferred to Hanesbrands as part of the spin off.

(4)	A portion of Mr. Oliver’s benefit under each of the SERP and the Pension Plan is payable in the form of a lump sum at age 65 as a result of service credited under an alternative formula.

Nonqualified Deferred Compensation

Under the Executive Deferred Compensation Plan, a group of approximately 270 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. At the election of the executive, amounts deferred under the Executive Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 4.68% for 2007 and will be 3.28% for 2008, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death, however neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

The following table sets forth certain information with respect to contributions to and withdrawals from nonqualified deferred compensation plans by our named executive officers during the fiscal year ended December 29, 2007.

Nonqualified Deferred Compensation — 2007

					Aggregate		Aggregate
		Executive		Registrant	Earnings	Aggregate	Balance at
		Contributions		Contributions	in Last	Withdrawals/	Last FYE
Name	Plan(1)	in Last FY ($)		in Last FY ($)(2)	FY ($)(3)	Distributions ($)	($)(4)

Richard A. Noll	SERP	—		258,400	67,149	—	994,064
	Executive Deferred Compensation Plan	1,047,296	(5)	—	(30,198)	—	1,017,098
E. Lee Wyatt Jr.	SERP	—		47,340	4,189	—	123,892
	Executive Deferred Compensation Plan	180,000	(6)	—	36,368	—	625,882
Lee A. Chaden	SERP	—		243,917	95,000	—	1,167,656
	Executive Deferred Compensation Plan	—		—	—	—	—
Gerald W. Evans Jr.	SERP	—		117,268	29,517	—	426,486
	Executive Deferred Compensation Plan	—		—	94,545	167,754	1,900,236
Kevin W. Oliver	SERP	—		37,925	10,762	—	161,505
	Executive Deferred Compensation Plan	215,996	(5)	—	(6,228)	237,906	209,768

(1)	Values are as of December 29, 2007, except for those with respect to the Executive Deferred Compensation Plan, which, due to limitations of the plan administrator, are as of December 31, 2007.

(2)	Represents our contribution to the SERP during the fiscal year ended December 29, 2007. As discussed above in “Elements of Compensation and Analysis of Compensation Decisions — Other Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. The SERP also provides benefits consisting of (i) those supplemental retirement benefits that had been accrued under the Sara Lee Corporation Supplemental Executive Retirement Plan as of December 31, 2005 and (ii) transitional defined contribution credits, which transitional credits were in the amount of $165,840 for Mr. Noll,

$170,815 for Mr. Chaden, $75,735 for Mr. Evans and $18,642 for Mr. Oliver during the fiscal year ended December 29, 2007. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(4)	The following amounts were reported as compensation in the Summary Compensation Table for the six months ended December 30, 2006: $383,626 for Mr. Noll; $299,594 for Mr. Wyatt; $377,509 for Mr. Chaden; and $148,278 for Mr. Evans.

(5)	Consists of the participant’s deferrals of vested restricted stock units granted pursuant to the Omnibus Incentive Plan under the Executive Deferred Compensation Plan during the fiscal year ended December 29, 2007; all of these amounts are included in the Option Exercises and Stock Vested Table in the “Value Realized on Vesting” column.

(6)	Consists of the participant’s deferrals of cash and bonuses under the Executive Deferred Compensation Plan during the fiscal year ended December 29, 2007; all of these amounts are included in the Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan Compensation” column.

Potential Payments upon Termination or Change in Control

The termination benefits provided to our executive officers, including our named executive officers, upon their voluntary termination of employment, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees. The following describes the potential payments to executive officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 28, 2007, the last business day of the fiscal year ended December 29, 2007, and that the value of a share of our common stock is $27.84, the closing price per share of our common stock on December 28, 2007. Because Mr. Chaden retired from his position as Executive Chairman on December 29, 2007 and did not receive benefits that discriminated in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, potential payments to Mr. Chaden are not included in the table below.

Termination or Change in Control Payments

		Voluntary Termination		Involuntary Termination
					Not For		Change in
		Resignation(1)	Retirement(1)	For Cause(1)	Cause		Control

Richard A. Noll	Severance	$—	$—	$—	$1,600,000	(2)	$6,000,000	(3)
	Long-term incentive(4)	—	—	—	—		7,574,758
	Benefits and perquisites				8,500	(5)	244,403	(6)
	Tax gross-up(7)	—	—	—	—		2,995,435
	Total	$—	$—	$—	$1,608,500		$16,814,596
E. Lee Wyatt Jr.	Severance	$—	$—	$—	$550,000	(2)	$2,200,000	(3)
	Long-term incentive(4)	—	—	—	—		3,333,675
	Benefits and perquisites				8,500	(5)	226,455	(6)
	Tax gross-up(7)	—	—	—	—		1,221,594
	Total	$—	$—	$—	$558,500		$6,981,725
Gerald W. Evans Jr.	Severance	$—	$—	$—	$850,000	(2)	$1,700,000	(3)
	Long-term incentive(4)	—	—	—	—		2,235,678
	Benefits and perquisites				8,500	(5)	94,090	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$858,500		$4,029,767
Kevin W. Oliver	Severance	$—	$—	$—	$385,000	(2)	$1,221,000	(3)
	Long-term incentive(4)	—	—	—	—		$1,301,976
	Benefits and perquisites				8,500	(5)	$86,247	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$393,500		$2,609,222

(1)	If an executive is terminated by us for cause, or if an officer voluntarily resigns other than at the request of Hanesbrands or retires, that officer will receive no severance benefit.

(2)	If the employment of an executive officer, including a named executive officer, is terminated by us for any reason other than for cause, or if an executive officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with Hanesbrands and with Sara Lee. The monthly severance benefit that we would pay to each executive officer is based on the executive officer’s base salary (and, in limited cases, bonus), divided by 12. To receive these payments, the executive officer must sign an agreement that prohibits, among other things, the executive officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive officer also must agree to release any claims against us. Payments terminate if the terminated executive officer becomes employed by one of our competitors. The terminated executive officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(3)	Includes both involuntary company-initiated terminations of the named executive officer’s employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. The executive receives a lump sum payment, two times (or three times in the case of Mr. Noll) his or her cash compensation, consisting of base salary, the greater of their current target bonus or their average actual bonus over the prior three years and the matching contribution to the defined contribution plan in which the executive officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the executive officer must sign an agreement that prohibits, among other things, the executive officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive officer also must agree to release any claims against us. Payments terminate if the terminated executive officer becomes employed by one of our competitors. The terminated officer will also receive a pro-rated portion of his or her annual bonus for the fiscal year in which the termination occurs based upon actual performance as of the date of termination. We have not estimated a value for these payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred. The terminated officer will also receive a pro-rata portion of his or her long-term cash incentive plan payment for any performance period that is at least 50% completed prior to the executive officer’s termination date and the replacement of lost savings and retirement benefits through the SERP. We have not estimated the value for long-term cash incentive plan payments because we have not currently implemented such a plan.

(4)	Upon a change in control, as defined in the Omnibus Incentive Plan, all outstanding awards under the Omnibus Incentive Plan, including those to named executive officers, fully vest regardless of whether a termination of employment occurs, except as otherwise determined by the Compensation Committee at the time of the grant of an award. None of the RSUs we have granted to date provide otherwise. All of the options we have granted to date, however, provide that acceleration upon a change in control will only occur if an involuntary termination of employment (including a voluntary termination by the executive officer following a change in control for “good reason”) also occurs. Stock options are valued based upon the “spread” (i.e., the difference between the closing price of our common stock on December 28, 2007 and the exercise price of the stock options) on all unvested stock options; RSUs are valued based upon the number of unvested RSUs multiplied by the closing price of our common stock on December 28, 2007.

(5)	Reflects outplacement services ($8,500 for each of the named executive officers). The terminated executive officer’s eligibility to participate in our medical, dental and executive life insurance plans would continue for the same number of months for which he or she is receiving severance payments. However, these continued welfare benefits are available to all salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers compared to the involuntary termination benefits offered to all salaried employees. The terminated executive officer’s participation in all other benefit plans would cease as of the date of termination of employment.

(6)	Reflects health and welfare benefits continuation ($139,903 for Mr. Noll, $80,463 for Mr. Wyatt, $51,590 for Mr. Evans and $51,347 for Mr. Oliver), three years, with respect to Mr. Noll, and two years, with respect to Mr. Wyatt, Mr. Evans and Mr. Oliver, of scheduled company matching contributions to our defined contribution plans ($96,000 for Mr. Noll, $44,000 for Mr. Wyatt, $34,000 for Mr. Evans and $26,400 for Mr. Oliver), full vesting of any unvested retirement amounts ($93,493 for Mr. Wyatt), and outplacement services ($8,500 for each of the named executive officers). Terminated executive officers continue to be eligible to participate in our medical, dental and executive insurance plans during the severance period of two years (three years for Mr. Noll) following the executive officer’s termination date. In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 8%.

(7)	In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments with respect to the executive officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such executive officer’s “base amount” (as determined under Section 280G(b) of the Internal Revenue Code, and which consists of the average total taxable compensation we paid to the executive officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such executive officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such executive officer is one dollar ($1) less than the maximum amount such executive officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Coker, Mr. Cockrell, Mr. Johnson and Mr. Schindler, and no other directors served on the Compensation Committee during the fiscal year ended December 29, 2007. No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of Compensation Committee on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Mr. Coker was the Chair and Mr. Cockrell, Mr. Johnson and Mr. Schindler served on the Compensation Committee during 2007. The Compensation Committee was comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE listing standards, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Charles W. Coker, Chair
Harry A. Cockrell
James C. Johnson
Andrew J. Schindler

OTHER MATTERS

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission, or any exhibit to that Annual Report on Form 10-K. Requests should be directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, certain of our other officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of these securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us during or with respect to the fiscal year ended December 29, 2007 or written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were complied with, except as follows: (i) a Form 4 reporting one transaction by Mr. Chaden was not timely filed, (ii) a Form 4 reporting two transactions by Dale W. Boyles, our principal accounting officer, was not timely filed, and (iii) a Form 4 reporting one transaction by Mr. Evans was not timely filed.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares. We have engaged Laurel Hill Advisory Group, LLC to solicit proxies and to assist with the distribution of proxy materials for a fee of $7,500 plus reasonable out-of-pocket expenses.

Householding

In the future, we intend to send only one Notice of Annual Meeting and Internet Availability (or Proxy Statement, for those who request a printed copy of the Proxy Statement) to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Notice of Annual Meeting and Internet Availability (or Proxy Statement, for those who request a printed copy of the Proxy Statement) in the future, they may write to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

Stockholder Proposals For Next Annual Meeting

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the

120th day prior to the anniversary of the date of these proxy materials, or November 10, 2008, and the proposal must comply with the rules of the Securities and Exchange Commission.

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may bring a matter to vote upon at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our Bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your proposal on or after October 11, 2008 and prior to 5:00 p.m., Eastern time, on November 10, 2008, with certain exceptions if the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2008 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2009 Annual Meeting. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors
HANESBRANDS INC.

Joia M. Johnson
Executive Vice President, General Counsel and
  Corporate Secretary

March 10, 2008

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt from Hanesbrands’ Corporate Governance Guidelines

No director will qualify as an independent director of Hanesbrands unless the Board has affirmatively determined that the director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with Hanesbrands (either directly or as a partner, shareholder or officer of an organization that has a relationship with Hanesbrands). To assist it in determining each director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Hanesbrands director will be deemed independent unless:

•	within the preceding three years, the Hanesbrands director was an employee, or an immediate family member of the director was an executive officer, of Hanesbrands;

•	within the preceding three years, the Hanesbrands director received during any twelve-month period more than $100,000 in direct compensation from Hanesbrands, or an immediate family member of the director received during any twelve-month period more than $100,000 in direct compensation for services as an executive officer of Hanesbrands, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	any of (1) the Hanesbrands director or an immediate family member of the Hanesbrands director is a current partner of a firm that is Hanesbrands’ internal or independent auditor; (2) the Hanesbrands director is a current employee of such a firm; (3) an immediate family member of the Hanesbrands director is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the Hanesbrands director or an immediate family member of the Hanesbrands director was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on Hanesbrands’ audit within that time;

•	within the preceding three years, a Hanesbrands executive officer served on the board of directors of a company that, at the same time, employed the Hanesbrands director, or an immediate family member of the director, as an executive officer;

•	the Hanesbrands director is a current executive officer or employee, or an immediate family member of the Hanesbrands director is a current executive officer, of another company that made payments to or received payments from Hanesbrands for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	the Hanesbrands director serves as an officer, director or trustee of a charitable organization, and discretionary charitable contributions by Hanesbrands to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from any charitable foundation established by Hanesbrands, and product donations); or

•	the Hanesbrands director is an executive officer of another company which is indebted to Hanesbrands, or to which Hanesbrands is indebted, and the total amount of either company’s indebtedness to the other is more than two percent (2%) of the total consolidated assets of the company the Hanesbrands director serves as an executive officer.

A-1

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, and references to “Hanesbrands” include all subsidiaries and divisions that are consolidated with Hanesbrands Inc.

The Board annually will review all commercial and charitable relationships between its directors and Hanesbrands to determine whether the directors meet these categorical independence tests. If a director has a relationship with Hanesbrands that is not covered by these independence guidelines, those Hanesbrands directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the director would therefore be considered independent under the NYSE’s rules.

Hanesbrands will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests set forth above, and (b) any charitable contributions made by Hanesbrands to any charitable organization in which a Hanesbrands director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

A-2

Appendix B

HANESBRANDS INC. OMNIBUS INCENTIVE PLAN OF 2006

1.  Purpose.  The purposes of the Plan are (a) to promote the interests of the Corporation and its Subsidiaries and its stockholders by strengthening the ability of the Corporation and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Corporation. The Plan is intended to provide Plan Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the regulations promulgated thereunder.

2.  Definitions.  Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) Award means the grant of incentive compensation under this Plan to a Participant.

(b) Board means the board of directors of the Corporation.

(c) Change of Control means:

(i) upon the acquisition by any individual, entity or group, including any Person, of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Corporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Corporation); (B) any acquisition by the Corporation; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Corporation, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Corporation, and (2) such Person shall, after such acquisition by the Corporation, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii) upon the consummation of a reorganization, merger or consolidation of the Corporation, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Corporation’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Initial Directors of the Corporation at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii) upon the approval of a plan of complete liquidation or dissolution of the Corporation; or

(iv) when the Initial Directors cease for any reason to constitute at least a majority of the Board.

(d) Code means the Internal Revenue Code of 1986, as amended.

(e) Committee means the Compensation and Benefits Committee of the Board; provided that the Compensation and Benefits Committee of the Board of Directors of the Sara Lee Corporation shall serve as the Committee under the Plan for as long as the Corporation is wholly-owned by Sara Lee Corporation.

(f) Corporation means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(g) Covered Employees means covered employees within the meaning of Code Section 162(m).

(h) Deferred Stock Unit (“DSU”) means a vested right to a future award of Stock granted pursuant to section 10 below.

(i) Exchange Act means the Securities Exchange Act of 1934, as amended.

(j) Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

(k) Incentive Stock Options means a Stock Option designed to meet the requirements of Code Section 422 or any successor law.

(l) Initial Directors means those individuals initially appointed as the directors of the Corporation once it ceased to be wholly-owned by Sara Lee Corporation; provided, however, that any individual who becomes a director of the Corporation at or after the first annual meeting of stockholders of the Corporation whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected as a director of the Corporation as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(m) Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(n) Participant means (i) an employee of the Corporation or its Subsidiaries; or (ii) a non-employee director of the Corporation designated by the Committee as eligible to receive an Award under the Plan.

(o) Performance Cash Awards means cash incentives subject to the satisfaction of long-term Performance Criteria and granted pursuant to section 12 below.

(p) Performance Criteria means business criteria within the meaning of Code Section 162(m), including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure our performance as a whole or any of our business units and may be measured relative to a peer group or index.

(q) Performance Period means the period as designated by the Committee with a minimum of one year and a maximum of five years.

(r) Performance Shares means Awards subject to the satisfaction of long-term Performance Criteria and granted pursuant to section 11 below.

(s) Person means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(t) Plan means the Hanesbrands Omnibus Incentive Plan of 2006.

(u) Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 9 below.

(v) Resulting Entity means the entity resulting from a transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s property or assets, directly or indirectly).

(w) RSU means a restricted stock unit providing a Participant with the right to receive Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 9 below.

(x) SAR means a stock appreciation right granted pursuant to section 8 below.

(y) Stock means a share of common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(z) Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(aa) Subsidiary or Subsidiaries means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3.  Administration.  The Plan will be administered by the Committee consisting of two or more directors of the Corporation as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(b) the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).

The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of section 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan.

Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one or more Performance Criteria. Performance Criteria shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier). The Committee may select one or more Performance Criteria and may apply those Performance Criteria on a corporate-wide or division/business segment basis; provided, however, that the Committee may not increase the amount of compensation payable to a Covered Employee upon the satisfaction of Performance Criteria.

The Committee or the Board may authorize one or more officers of the Corporation to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to non-employee directors of the Corporation, or to officers who are, or who are reasonably expected to be, Covered Employees. Any reference in the Plan to the Committee shall include such officer or officers.

The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.

4.  Participants.  Participants may consist of all employees of the Corporation and its subsidiaries and all non-employee directors of the Corporation; provided, however, the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Corporation or any subsidiary; and (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Corporation enters into for service. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.  Shares Available under the Plan.  There is hereby reserved for issuance under the Plan an aggregate of 13,105,000 shares of Stock. Stock covered by an Award granted under the Plan shall not be counted as used unless and until actually issued and delivered to a Participant. Accordingly, if there is (a) a lapse, expiration, termination or cancellation of any Stock Option or other Award outstanding under this Plan prior to the issuance of Stock thereunder or (b) a forfeiture of any shares of Restricted Stock or Stock subject to Awards granted under this Plan prior to vesting, then the Stock subject to these Stock Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any Stock covered by an SAR (including an SAR settled in Stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent Stock is actually issued to the Participant upon exercise of the right. Finally, any Stock exchanged by an optionee as full or partial payment of the exercise price under any Stock Option exercised under the Plan, any Stock retained by the Corporation to comply with applicable income tax withholding requirements, and any Stock covered by an Award which is settled in cash, shall be added to the Stock available for Awards under the Plan. All Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Corporation. All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options.

No Participant may receive in any calendar year Awards relating to more than 2 million shares of Stock.

The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with section 15 hereto.

6.  Types of Awards, Payments, and Limitations.  Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards, and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 20 and 21 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account and are subject to the same vesting or Performance Criteria as the underlying Award. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.

Awards shall be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

The Committee may make retroactive adjustments to and the Participant shall reimburse to the Corporation any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which the Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation will, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In each instance described above, the Corporation will, to the extent practicable, seek to recover the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.

Measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by Generally Accepted Accounting Principles and as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other Securities and Exchange Commission filings.

The Committee, in its sole discretion, may require a Participant to have amounts or Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Corporation’s books of account. In addition, the Committee may permit Participants to defer the receipt of payments of Awards pursuant to such rules, procedures or programs as may be established for purposes of this Plan.

The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

7.  Stock Options.  Stock Options may be granted to Participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to section 16 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant. The exercise price, upon exercise of any Stock Option, shall be payable to the Corporation in full by: (a) cash payment or its equivalent; (b) tendering previously acquired Stock purchased on the open market having a Fair Market Value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired Stock; (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Corporation; and (d) such other methods of payment as the Committee, in its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price nor reduce the exercise price of an outstanding Stock Option without stockholder approval. Reload options are not permitted.

8.  Stock Appreciation Rights.  SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SAR s which can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall be equal to the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to section 16 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in Stock. In no event shall the Committee cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price nor reduce the grant price of an outstanding SAR without stockholder approval.

9.  Restricted Stock and RSUs.  Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b) a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Corporation at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c) the attainment of Performance Criteria.

All restrictions shall expire at such times as the Committee shall specify, but generally shall require the Participant to complete three years of service to fully vest in the Award.

10.  DSUs.  DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.

11.  Performance Shares.  The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than 12 months and to the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Shares Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.

12.  Performance Cash Awards.  The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award; provided the Performance Period will not be less than 12 months and to the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. No Award may be paid to a Participant in excess of $5,000,000 for any single year. If an Award is earned in excess of $5,000,000, the amount of the Award in excess of this amount shall be deferred in accordance with the date the Participant ceases to be covered by Code Section 162(m) (or six months after that date if the Participant ceases to be covered by Code Section 162(m) because of Participant’s separation from service (as defined in Code Section 409A).

Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.

13.  Other Stock or Cash Awards.  In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it determines to be in the best interests of the Corporation and subject to such other terms and conditions as it deems appropriate; provided an outright grant of Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient including without limitation awards earned under the Hanesbrands Inc. Performance-Based Annual Incentive Plan (or any successor annual incentive plan of the Corporation) or under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.

14.  Change of Control.  Except as otherwise determined by the Committee at the time of grant of an Award, upon a Change of Control, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and RSUs shall lapse; all Performance Criteria shall be deemed achieved at target levels and all other terms and conditions met; all Performance Shares shall be delivered; all Performance Cash Awards, DSUs and RSUs shall be paid out as promptly as practicable; and all other Stock or cash Awards shall be delivered or paid.

In the event that a payment or delivery of an Award following a Change of Control would not be a permissible distribution event, as defined in Code Section 409A(a)(2) or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of: (a) the date of payment or delivery originally provided for such Award; or (b) the date of termination of the Participant’s employment or service with the Corporation or six months after such termination in the case of a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)).

15. Adjustment Provisions.

(a) In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary, combination of Stock, exchange of Stock, Stock rights offering, or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.

(b) In the event of any merger, consolidation or reorganization of the Corporation with or into another corporation which results in the outstanding Stock of the Corporation being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.

16.  Substitution and Assumption of Awards.  The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Corporation or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in section 5 hereto, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

17.  Nontransferability.  Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to charity or to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

18.  Taxes.  The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Corporation may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. A Participant may pay all or a portion of any withholding limited to the minimum statutory amount arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of Stock hereunder by electing to have the Corporation withhold Stock having a Fair Market Value equal to the amount required to be withheld.

19.  Duration of the Plan.  No Award shall be made under the Plan more than ten years after the date of its adoption by the Board; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Corporation and the Participant, or such other person as may then have an interest therein.

20.  Amendment and Termination.  The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options, and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the final sentence in each of section 7 and section 8 of the Plan (regarding the reissuing at a relatively reduced price, Stock Options and SARs respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

The Corporation shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

21. Other Provisions.

(a) In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Corporation to enter into an agreement with any local subsidiary pursuant to which such subsidiary will reimburse the Corporation for the cost of such equity incentives.

(b) Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Corporation; nor interfere in any way with the Participant’s right or the Corporation’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Corporation.

(c) No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(d) In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

(e) Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Corporation or a subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Code Section 409A, as determined by the Committee.

22.  Governing Law.  The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of North Carolina without regard to any state’s conflict of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

23. Stockholder Approval.  This Plan shall be effective as of July 2, 2006, as approved by Sara Lee Corporation as the sole shareholder of the Corporation.

Appendix C

HANESBRANDS INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1.  Purpose.  The purpose of the Hanesbrands Inc. Performance-Based Annual Incentive Plan (the “Plan”) is to advance the interests of Hanesbrands Inc. and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide Participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.  Definitions.  Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) Board means the Board of Directors of Hanesbrands Inc.

(b) Committee means the Compensation and Benefits Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board. The Committee shall be comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as “outside directors” under Section 162(m) of the Code and who shall qualify as “independent” under the New York Stock Exchange listing requirements.

(c) Corporation means Hanesbrands Inc., a Maryland corporation, and any successor thereto.

(d) Incentive Pool Fund means an amount equal to 3.0% of Operating Income.

(e) Operating Income means the Corporation’s operating income for the applicable Performance Period as reported in the Corporation’s income statement and as adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with Generally Accepted Accounting Principles and identified in the financial statements, in the notes to the financial statements or in the Management’s Discussion and Analysis section of the financial statements.

(f) Participant means (i) a “covered employee,” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period and (ii) each other employee of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period.

(g) Performance Award means an award granted pursuant to the terms of section 4 of this Plan. A Participant shall have no right to any Performance Award until that award is paid.

(h) Performance Period means the Corporation’s fiscal year, or such other period as designated by the Committee.

(i) Plan means the Hanesbrands Inc. Performance-Based Annual Incentive Plan, as amended from time to time.

(j) Pool Fund Allocation means the percentage of the Incentive Pool Fund that is allocated to each Participant with respect to any Performance Period . A maximum of 40% may be allocated to any single Participant. The total allocation may not exceed 100%.

(k) Subsidiary or Subsidiaries means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3. Plan Administration.  The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. The Committee may delegate to officers and employees of the Corporation the authority to manage the day-to-day administration of the Plan including without limitation the discretionary authority to (i) administer and interpret the terms of the Plan, and (ii) amend the Plan only as necessary to reflect any ministerial, administrative or managerial functions; provided that any such amendment does not increase the Incentive Pool Fund or the Pool Fund Allocation. Pool Fund Allocations shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier).

Any interpretation of the Plan or other act of the Committee (or its delegate) in administering the Plan shall be final and binding upon all Participants.

4. Performance Awards.  For each Performance Period, the Committee shall determine the amount of a Participant’s Performance Award as follows:

(a) General.  The maximum amount of a Participant’s Performance Award shall be equal to the Participant’s Pool Fund Allocation of the Incentive Pool Fund for the Performance Period. The actual amount of a Participant’s Performance Award may be reduced or eliminated by the Committee as set forth in subsection (c) below.

(b) Allocation of Incentive Pool Fund.  The Incentive Pool Fund for each Performance Period shall be allocated among Participants. The maximum award for a Participant is equal to the Participant’s Pool Fund Allocation.

(c) Reduction or Elimination of Pool Fund.  The Pool Fund Allocation for each Participant may be reduced or eliminated by the Committee in its sole discretion; provided, however, that under no circumstances may the amount of the Incentive Pool Fund, or the Pool Fund Allocation to any Participant, be increased. Once the Committee has determined the amount of a Participant’s Performance Award pursuant to subsections (a), (b), and (c) in this section 4, and upon the certification required under section 5 hereto, the Committee shall pay the Participant’s Performance Award pursuant to such terms and procedures as the Committee shall adopt under section 3 hereto.

5.  Payment of Performance Awards.  Subject to any stockholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash (or in stock or stock-based awards under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 as restated and/or amended from time to time) after written certification by the Committee that the performance goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied. Any Performance Award may be deferred pursuant to the terms and conditions of the Corporation’s deferred compensation plan or plans then in effect.

A Participant is not entitled to any award hereunder for the Performance Period during which Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Corporation and Participant, and shall immediately forfeit his right to any accrued but unpaid amounts attributable to any Performance Period. Further, if a Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan between Corporation and the Participant in effect after the Participant’s termination of employment, the Participant shall repay to Corporation any award paid to the Participant under the Plan within one year of such breach (plus the cost of collection and a reasonable rate of interest) and shall immediately forfeit his right to any accrued unpaid amounts attributable to any Performance Period.

The Committee may make retroactive adjustments to and the Participant shall reimburse to the Corporation any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which the Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation will, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In each instance described above, the Corporation will, to the extent practicable, seek to recover the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.

6.  Plan Amendment and Termination.  Except as explicitly provided by law, this Plan is provided at the Corporation’s sole discretion and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary stockholder approval as required by law, regulation, or listing exchange requirement. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

7.  Miscellaneous Provisions.

(a) Employment Rights.  The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation, or any of its subsidiaries or affiliates, on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

(b) Committee’s Decision Final.  Any interpretation of the Plan and any decision on any matter pertaining to the Plan which is made by the Committee in its discretion in good faith shall be binding on all persons.

(c) Governing Law.  Except to the extent superseded by the laws of the United States, the laws of the State of North Carolina, without regard to any state’s conflict of laws principles, shall govern in all matters relating to the Plan. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

(d) Interests Not Transferable.  Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e) Severability.  In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.

(f) Withholding.  The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

(g) Effect on Other Plans or Agreements.  Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

8.  Effective Date.  This Plan shall be effective as of July 2, 2006, as approved by Sara Lee Corporation as the sole shareholder of the Corporation. The Plan shall automatically terminate as of the first meeting of shareholders on and after the first anniversary of the date on which the Corporation first issues equity securities of the Corporation that are required to be registered under Article II of the Securities Exchange Act of 1934, as amended, unless resubmitted to and approved by shareholders prior to that date.

1000 EAST HANES MILL ROAD
WINSTON-SALEM, NC 27105
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNSBI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.

1.	Election of Directors

	Nominees:		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) Chaden	06) Mulcahy	All	All	Except
	02) Coker	07) Noll
	03) Griffin	08) Peterson
	04) Johnson	09) Schindler
	05) Mathews		☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	To approve the Hanesbrands Inc. Omnibus Incentive Plan of 2006	☐	☐	☐

3.	To approve the Hanesbrands Inc. Performance-Based Annual Incentive Plan	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2008 fiscal year	☐	☐	☐

5.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please sign exactly as name appears on the records of the Company and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)
2008 Annual Meeting of Stockholders
1:00 p.m., Eastern time, April 22, 2008
Jumeirah Essex House
Grand Salon
160 Central Park South
New York, New York 10019
Please present this admission ticket and some form of government-issued photo identification (such as a valid driver’s license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Hanesbrands Inc. will be held on Tuesday, April 22, 2008, at 1:00 p.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019. Stockholders owning shares at the close of business on February 15, 2008, are entitled to attend and vote at the meeting. Stockholders will consider and vote on (1) the election of nine members of the board of directors, (2) the approval of the Hanesbrands Inc. Omnibus Incentive Plan of 2006, (3) the approval of the Hanesbrands Inc. Performance-Based Annual Incentive Plan, and (4) the ratification of the appointment of Hanesbrands’ independent registered public accounting firm for fiscal year 2008, and will transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Δ DETACH PROXY CARD HERE Δ

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 22, 2008
The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (the “Company”), hereby appoints Richard A. Noll and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of Hanesbrands Inc. to be held at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019, on April 22, 2008, at 1:00 p.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” each of proposal 2, proposal 3 and proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” each nominee for director, and “FOR” each of proposal 2, proposal 3 and proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)